ETERM CREDIT AGREEMENT
DATED AS OF FEBRUARY 25, 2013

AMONG

NURSE ON CALL, INC. AND THE WHOLLY OWNED
SUBSIDIARIES THEREOF SIGNATORY HERETO
as Borrowers,

HOME HEALTH CARE HOLDINGS, LLC, EMERICARE NOC LLC,
EMERITUS PROPERTIES III, LLC AND EMERITUS CORPORATION,
as Guarantors,

AND

KEYBANK NATIONAL ASSOCIATION,
as a Lender and Agent

AND

THE OTHER LENDERS WHICH ARE OR MAY BECOME
PARTIES TO THIS AGREEMENT

AND

KEYBANC CAPITAL MARKETS
and
CADENCE BANK
as Co-Lead Arrangers

AND

KEYBANC CAPITAL MARKETS
as Syndication Agent and Documentation Agent

TABLE OF CONTENTS
Page

§1.	DEFINITIONS AND RULES OF INTERPRETATION	1
§1.1	Definitions	1
§1.2	Rules of Interpretation.	20
§2.	LOANS	21
§2.1	Commitment to Lend.	21
§2.2	Notes.	21
§2.3	Interest on Loans.	21
§2.4	Requests for Loans.	22
§2.5	Funds for Loans.	22
§2.6	Use of Proceeds.	23
§3.	REPAYMENT AND PREPAYMENT OF THE LOANS	23
§3.1	Repayment; Stated Maturity; Extension Option.	23
§3.2	Mandatory Prepayments.	24
§3.3	Optional Prepayments.	24
§3.4	Partial Prepayments.	24
§4.	CERTAIN GENERAL PROVISIONS	24
§4.1	Conversion Options; Number of LIBOR Contracts.	24
§4.2	Certain Fees.	25
§4.3	Funds for Payment.	25
§4.4	Taxes.	25
§4.5	Computations.	29
§4.6	Inability to Determine LIBOR Rate.	29
§4.7	Illegality.	29
§4.8	Additional Interest.	29
§4.9	Additional Costs, Capital Adequacy, Etc.	30
§4.10	Mitigation Obligations.	31
§4.11	Indemnity by Borrowers.	32
§4.12	Interest on Overdue Amounts.	32
§4.13	Certificate.	32
§4.14	Limitation on Interest.	32
§5.	COLLATERAL SECURITY	33
§5.1	Collateral.	33
§5.2	Operating Account; Collection Account.	33
§6.	REPRESENTATIONS AND WARRANTIES AND COVENANTS	34
§6.1	Corporate Authority, Etc.	34
§6.2	Approvals.	34
§6.3	Title to Properties; Leases.	35
§6.4	Financial Statements.	35

i

§6.5	No Material Changes.	35
§6.6	Franchises, Patents, Copyrights, Licences, Etc.	36
§6.7	Litigation.	36
§6.8	No Materially Adverse Contracts, Etc.	36
§6.9	Compliance with Organizational Documents, Other Instruments, Laws, Etc.	36
§6.10	Tax Status.	36
§6.11	No Event of Default.	37
§6.12	Investment Company Act.	37
§6.13	Reserved.	37
§6.14	Setoff, Etc.	37
§6.15	Certain Transactions.	37
§6.16	Employee Benefit Plans.	37
§6.17	Regulations T, U and X.	38
§6.18	Environmental Compliance.	38
§6.19	Loan Documents.	39
§6.20	Reserved.	40
§6.21	Brokers.	40
§6.22	Ownership.	40
§6.23	OFAC.	40
§6.24	No Fraudulent Intent.	40
§6.25	Transaction in Best Interests of Loan Parties; Consideration.	40
§6.26	Solvency.	41
§6.27	No Bankruptcy Filing.	41
§6.28	Other Debt.	41
§7.	AFFIRMATIVE COVENANTS OF LOAN PARTIES	42
§7.1	Punctual Payment.	42
§7.2	Maintenance of Office.	42
§7.3	Records and Accounts.	42
§7.4	Financial Statements, Certificates and Information.	42
§7.5	Notices.	44
§7.6	Existence; Maintenance of Properties.	46
§7.7	Insurance.	46
§7.8	Taxes.	47
§7.9	Inspection of the Loan Parties’ Books.	47
§7.10	Compliance with Laws, Contracts, Licenses, and Permits.	47
§7.11	Further Assurances.	48
§7.12	Plan Assets.	48
§7.13	Business Operations.	48
§7.14	Transfer of Collection Account.	48
§7.15	Additional Subsidiaries; Additional Borrowers.	49
§8.	CERTAIN NEGATIVE COVENANTS OF LOAN PARTIES	49
§8.1	Restrictions on Indebtedness.	49
§8.2	Restrictions on Liens, Etc.	50
§8.3	Restrictions on Investments.	52
§8.4	Merger, Consolidation.	54

§8.5	Sale and Leaseback.	54
§8.6	Compliance with Environmental Laws.	54
§8.7	Distributions.	55
§8.8	Asset Sales.	55
§8.9	Reserved.	56
§8.10	Negative Pledges, Restrictive Agreements, Etc.	56
§8.11	Organizational Documents.	57
§8.12	Affiliate Transactions.	57
§8.13	Management Fees, Expenses, Etc.	58
§9.	FINANCIAL COVENANTS	58
§9.1	NOC Financial Covenants.	58
§9.2	ESC Financial Covenants.	59
§10.	CLOSING CONDITIONS	59
§10.1	Loan Documents.	59
§10.2	Certified Copies of Organizational Documents.	59
§10.3	Resolutions.	60
§10.4	Incumbency Certificate; Authorized Signers.	60
§10.5	Opinion of Counsel.	60
§10.6	Payment of Fees.	60
§10.7	Insurance.	60
§10.8	Performance; No Default.	60
§10.9	Representations and Warranties.	61
§10.10	Proceedings and Documents.	61
§10.11	Security Documents.	61
§10.12	Other Documents.	61
§10.13	No Litigation.	61
§10.14	Other.	61
§11.	CONDITIONS TO ALL BORROWINGS	61
§11.1	Representations True; No Default.	61
§11.2	No Legal Impediment.	62
§11.3	Borrowing Documents.	62
§12.	EVENTS OF DEFAULT; ACCELERATION; ETC.	62
§12.1	Events of Default and Acceleration.	62
§12.2	Limitation of Cure Periods.	65
§12.3	Remedies.	65
§12.4	Distribution of Collateral Proceeds.	65
§13.	SETOFF	66
§14.	THE AGENT	66
§14.1	Authorization.	67
§14.2	Employees and Agents.	67
§14.3	No Liability.	67

§14.4	No Representations.	68
§14.5	Payments.	69
§14.6	Holders of Notes.	70
§14.7	Indemnity.	70
§14.8	Agent as Lender.	70
§14.9	Resignation.	70
§14.10	Duties in the Case of Enforcement.	71
§14.11	Request for Agent Action.	71
§14.12	Removal of Agent.	72
§14.13	Bankruptcy.	72
§15.	EXPENSES	72
§16.	INDEMNIFICATION	73
§17.	SURVIVAL OF COVENANTS, ETC.	74
§18.	ASSIGNMENT AND PARTICIPATION	74
§18.1	Conditions to Assignment by Lenders.	74
§18.2	Register.	76
§18.3	New Notes.	76
§18.4	Participations.	76
§18.5	Pledge by Lender.	77
§18.6	No Assignment by Borrowers.	77
§18.7	Cooperation; Disclosure.	77
§18.8	Mandatory Assignment.	78
§18.9	Co-Agents.	78
§18.10	Treatment of Certain Information; Confidentiality.	79
§19.	NOTICES	79
§20.	RELATIONSHIP	81
§21.	GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE	82
§22.	HEADINGS	82
§23.	COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION	82
§24.	ENTIRE AGREEMENT, ETC.	83
§25.	WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS	83
§26.	DEALINGS WITH THE BORROWERS	84
§27.	CONSENTS, AMENDMENTS, WAIVERS, ETC.	84

§28.	SEVERABILITY	86
§29.	NO UNWRITTEN AGREEMENTS; NO STRICT CONSTRUCTION	86
§30.	ACKNOWLEDGMENT OF INDEMNITY OBLIGATIONS	86
§31.	REPLACEMENT OF NOTES	86
§32.	TIME IS OF THE ESSENCE	86
§33.	RIGHTS OF THIRD PARTIES	86
§34.	GUARANTY	87
§34.1	The Guaranty.	87
§34.2	Obligations Unconditional.	87
§34.3	Reinstatement.	89
§34.4	Certain Waivers.	89
§34.5	Remedies.	89
§34.6	Rights of Contribution.	90
§34.7	Guaranty of Payment; Continuing Guaranty.	90

Exhibits and schedules

Exhibit A                                Form of Note
Exhibit B                                Form of Compliance Certificate
Exhibit C                                Form of Assignment and Assumption Agreement
Exhibit D                                Patriot Act and OFAC Transferee and Assignee Identifying Information Form
Exhibit E                                Form of Subsidiary Joinder
Schedule 1.1                                           Lenders and Commitments
Schedule 6.1(b)                                           Subsidiaries of ESC
Schedule 6.7                                           Litigation
Schedule 6.10                                           Tax Audits
Schedule 6.15                                           Transactions with Affiliates
Schedule 6.22                                           Equity Interests; Rights to Purchase; Voting Rights
Schedule 6.28                                           Permitted Existing Indebtedness
Schedule 8.3                                           Investments

v

TERM CREDIT AGREEMENT

THIS TERM CREDIT AGREEMENT (this “Agreement”) is made the 25th day of February, 2013, by and among NURSE ON CALL, INC., a Delaware corporation (“NOC”), “NURSE-ON-CALL” HOME CARE, INC., a Florida corporation, NURSE-ON-CALL OF BROWARD, INC., a Florida corporation, NURSE-ON-CALL OF SOUTH FLORIDA, INC., a Florida corporation, UNITY HOME HEALTH SERVICES, INC., a Florida corporation, NURSE ON CALL OF TEXAS, INC., a Delaware corporation, and the wholly owned direct and indirect Subsidiaries of NOC that hereafter become signatory hereto, as borrowers (collectively, with NOC, the “Borrowers”), HOME HEALTH CARE HOLDINGS, LLC, a Delaware limited liability company, EMERICARE NOC LLC, a Delaware limited liability company, EMERITUS PROPERTIES III, INC., a Washington corporation, and EMERITUS CORPORATION, a Washington corporation (collectively, the “Guarantors”), KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”), with the other lending institutions that are or may become parties hereto pursuant to §18 as lenders (“Lenders”), and KEYBANK NATIONAL ASSOCIATION, as administrative agent (“Agent”) for itself and the other Lenders.

RECITALS

WHEREAS, Borrowers have requested that Lenders make available to them a term loan facility;

WHEREAS, the Lenders are willing to make such term loan facility available to Borrowers, all upon the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the recitals herein and the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

§1.           DEFINITIONS AND RULES OF INTERPRETATION

§1.1 Definitions

The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Agreement referred to below:

Affected Lender.  See §18.8.

Affiliates.  As applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote fifty percent (50%) or more of the stock, shares, voting trust certificates, beneficial interests, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) with voting rights representing fifty percent (50%) or more of the outstanding voting rights of such Person.

Agent.  KeyBank, acting as Agent for itself and the other Lenders, its successors and assigns.

Agent’s Office.  Agent’s office located at 127 Public Square, Cleveland, Ohio 44114, or at such other location as Agent may designate from time to time by notice to Borrower and the other Lenders.

Agent’s Special Counsel. Bryan Cave LLP or such other counsel as may be selected by Agent.

Agreement.  This Term Credit Agreement, including the Schedules and Exhibits hereto.

Agreement Regarding Fees.  The Fee Letter dated as of February 25, 2013, among Agent, Arranger and Borrower regarding certain fees payable by Borrowers in connection with this Agreement.

Applicable Base Rate Spread.  One of the following per annum rates:  (i) 3.75% if the Total Leverage Ratio is equal to or greater than 2.50 to 1.0, (ii) 3.25% if the Total Leverage Ratio is equal to or greater than 2.0 to 1.0 and less than 2.50 to 1.0, or (iii) 2.75% if the Total Leverage Ratio is less than 2.0 to 1.0.  The Total Leverage Ratio used to compute the Applicable Base Rate Spread shall be the Total Leverage Ratio most recently calculated and reported pursuant to § 7.4(d).  Changes in the Applicable Base Rate Spread resulting from a change in the Total Leverage Ratio shall become effective upon delivery of a new Compliance Certificate as required by § 7.4(d).  If a Compliance Certificate is not delivered with respect to a fiscal quarter as and when required pursuant to § 7.4(d), the Applicable Base Rate Spread, from and including the date on which it was required to be delivered to but not including the actual date of delivery of such Compliance Certificate, shall conclusively be presumed to equal the highest Applicable Base Rate Spread set forth above.

Applicable LIBOR Rate Spread.  One of the following per annum rates:  (i) 4.75% if the Total Leverage Ratio is equal to or greater than 2.50 to 1.0, (ii) 4.25% if the Total Leverage Ratio is equal to or greater than 2.0 to 1.0 and less than 2.50 to 1.0, or (iii) 3.75% if the Total Leverage Ratio is less than 2.0 to 1.0.  The Total Leverage Ratio used to compute the Applicable LIBOR Rate Spread shall be the Total Leverage Ratio most recently calculated and reported pursuant to § 7.4(d).  Changes in the Applicable LIBOR Rate Spread resulting from a change in the Total Leverage Ratio shall become effective upon delivery of a new Compliance Certificate as required by § 7.4(d).  If a Compliance Certificate is not delivered with respect to a fiscal quarter as and when required pursuant to § 7.4(d), the Applicable LIBOR Rate Spread, from and including the date on which it was required to be delivered to but not including the actual date of delivery of such Compliance Certificate, shall conclusively be presumed to equal the highest Applicable LIBOR Rate Spread set forth above.

Arranger.  KeyBanc Capital Markets.

Assignment and Assumption Agreement.  See §18.1.

Available Liquidity.  As of any date of determination, an amount equal to the sum of (a) unrestricted cash (without regard to any restrictions imposed by the Loan Documents) plus (b) Cash Equivalents which are not pledged or encumbered and the use of which is not restricted by the terms of any agreement (without regard to any pledges, encumbrances or restrictions imposed by the Loan Documents).

Base Rate.  The term Base Rate shall mean, for any day, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the greatest of:  (i) the rate of interest established by KeyBank from time to time as its “prime rate” whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit; (ii) the Federal Funds Effective Rate in effect from time to time, determined one Business Day in arrears, plus ½ of one percent (0.5%) per annum; or (iii) the then-applicable LIBOR Rate for a one (1) month Interest Period plus one percent (1.0%) per annum.

Base Rate Loans.  Those Loans bearing interest by reference to the Base Rate.

Borrowers.  As defined in the preamble hereto.

Borrower’s Knowledge or Knowledge.  The actual knowledge of the chief executive officer, Principal Financial Officer, chief financial officer (if different from the Principal Financial Officer), or general counsel of NOC and of ESC.

Business Day.  Any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of Washington, the state where Agent’s Office is located and, if such day relates to any LIBOR Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

Capitalized Lease.  A lease under which a Person is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

Cash Equivalents.  Investments of the type described in §8.3(a) through (f).

CERCLA.  See §6.18.

Change in Law.  The occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking

Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

Change of Control.  A Change of Control shall exist upon the occurrence of any of the following:

(a) a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of ESC ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of ESC, who did not have such power before such transaction;

(b) As of any date a majority of the Board of Directors (“Board”) of ESC consists of individuals who were not either (i) directors or trustees of ESC as of the corresponding date of the previous year, or (ii) selected or nominated to become directors by the Corporate Governance and Nominating Committee of ESC which is comprised solely of independent directors, as required by the New York Stock Exchange, and approved by a majority of the Board of ESC, which majority consisted of individuals described in clause (i) above, or (iii) selected or nominated to become directors or trustees by the Corporate Governance and Nominating Committee of ESC and approved by a majority of the Board of ESC, which majority consisted of individuals described in clause (i) above and individuals described in clause (ii) above (excluding, in the case of both clause (ii) and (iii) above, any individual whose initial nomination for, or assumption of office as, a member of the Board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors or trustees by any Person or group other than a solicitation for the election of one or more directors or trustees by or on behalf of the Board); or

(c) the Borrowers (other than any Borrower that is released from the Obligations in accordance with §8.8(a)(viii)) cease for any reason to be the direct or indirect Subsidiaries of ESC, except for dispositions of any Borrowers permitted by §8.8(a)(viii); or

(d) the Borrowers other than NOC or other than any Borrower that is released from the Obligations in accordance with §8.8(a)(viii) cease for any reason to be wholly owned direct or indirect Subsidiaries of NOC.

Notwithstanding the foregoing, none of the events or transactions described above in paragraphs (a) or (b) shall constitute a Change of Control, provided ESC or Person(s) surviving any transaction involving the disposition, consolidation or merger of ESC that assumes all of the obligations of ESC under its Guaranty Agreement, after giving effect to any such transaction, is in compliance with the Threshold Covenants.

Closing Date.  The first date on which all of the conditions set forth in §10 have been satisfied or waived in writing by Agent.

Code.  The Internal Revenue Code of 1986, as amended.

Collateral.  All of the property, rights and interests of Borrowers and Holdings which are or are intended to be subject to the security interests, security title, and liens created by the Security Documents.

Collection Account.  Account no. 0048562343 maintained by NOC at Regions Bank, or such separate or replacement collection account to be maintained at KeyBank, which collection account shall be acceptable to the Agent in its reasonable discretion.

Collection Account Agreement.  The Collection Account Agreement (Government Receivables) dated as of February 25, 2013 among NOC, Agent and Regions Bank with respect to the Collection Account, or such similar collection account control agreement in form and substance acceptable to the Agent in its reasonable discretion with respect to a separate or replacement collection account

Commitment.  With respect to each Lender, the amount set forth on Schedule 1.1 hereto as the amount of such Lender’s Commitment to make or maintain Loans to Borrowers, as the same may be changed from time to time in accordance with the terms of §2.7 of this Agreement.

Commitment Percentage.  With respect to each Lender, the percentage set forth on Schedule 1.1 hereto as such Lender’s percentage of the aggregate Commitments of all of Lenders, as the same may be changed from time to time in accordance with the terms of §18.1 of this Agreement.

Compliance Certificate.  See §7.4(e).

Consolidated.  With reference to any term defined herein, that term as applied to the financial condition or operating results of a Person and its Subsidiaries, determined on a consolidated or combined basis in accordance with GAAP.

Conversion Request.  A notice given by Lead Borrower to Agent of Borrowers’ election to convert or continue a Loan in accordance with §4.1.

DDA Account.  Each checking, savings or other demand deposit account maintained by any of the Borrowers.

Debt Service.  For any Test Period, the sum of (i) interest expense plus (ii) scheduled principal payments due with respect to Funded Debt, other than balloon payments due upon the maturity of any Funded Debt.

Debt Service Coverage Ratio.  With respect to NOC and its Subsidiaries, on a Consolidated basis, for any Test Period, the ratio of (x) EBITDA to (y) Debt Service.

Debtor Relief Law.  The Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

Default.  Any event or condition that constitutes an Event of Default or that, with the giving of notice, the passage of time, or both, would be an Event of Default.

Default Rate.  See §4.12.

Defaulting Lender.  Subject to §14.5(c), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Agent and Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent or any other Lender any other amount required to be paid by it within two Business Days of the date when due, (b) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under clauses (a) or (b) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to §14.5(c)) upon delivery of written notice of such determination to the Borrower and each Lender.

Deposit Account Bank.  Each bank or other financial institution at which any Borrower maintains a deposit account that has entered into a Deposit Account Control Agreement.

Deposit Account Control Agreement.  Each deposit account control agreement, in form and substance satisfactory to Agent, from time to time executed by a Deposit Account Bank in favor of Agent for the benefit of Agent and Lenders.

Distribution.  With respect to any Person, the payment of any cash, cash flow, dividend or distribution (whether in the form of cash or property) on or in respect of any shares of any class of capital stock, partnership interest, membership interest or other beneficial interest of such Person; the purchase, redemption, exchange or other retirement for value of any shares of any class of capital stock, partnership interest, membership interest or other beneficial interest of such Person, directly or indirectly through a Subsidiary of such Person or otherwise; the return of capital (whether in the form of cash or property) by a Person to its shareholders, partners, members or other beneficial owners as such; or any other distribution on or in respect of any shares of any class of capital stock, partnership interest, membership interest or other beneficial interest of such Person.

Dollars or $.  Dollars in lawful currency of the United States of America.

Domestic Lending Office.  Initially, the office of each Lender designated as such in Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Drawdown Date.  The date on which any Loan is made or is to be made, and the date on which any Loan is converted to a Loan of the other Type.

EBITDA.  With respect to NOC and its Subsidiaries, on a Consolidated basis, for any fiscal period, the sum of (a) Net Income of such Persons, plus (b) without duplication and to the extent the following have been deducted in the calculation of Net Income for such period, (i) interest expense, (ii) federal, state and local income tax expense, (iii) depletion, depreciation and amortization expense, (iv) non-recurring cash expenses incurred in connection with acquisitions and financing transactions of up to $500,000 in any consecutive twelve (12) month period, (v) expenses arising under the Tax Sharing Agreement, and (vi) all non-recurring non-cash expenses or charges (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period), minus (c) all non-recurring non-cash items increasing Net Income of such Person for such period (excluding (x) the accrual of revenue or recording of receivables in the ordinary course of business and (y) any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), all determined without duplication and in accordance with GAAP.

EBITDAR.  With respect to ESC and its Subsidiaries, on a Consolidated basis, for any fiscal period, the sum of (a) Net Income for such Persons, plus (b) without duplication and to the extent the following have been deducted in the calculation of Net Income for such period, (i) interest expenses, (ii) federal, state and local income tax expense, (iii) depletion, depreciation and amortization expense, (iv) Operating Lease Expense, (v) all non-recurring non-cash expenses or charges (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period), (vi) non-recurring cash expenses incurred in connection with acquisitions and financing transactions of up to $2,000,000 in any consecutive twelve (12) month period and (vii) non-cash stock based compensation, minus (c)(i) all non-recurring non-cash items increasing Net Income of such Person for such period (excluding (x) the accrual of revenue or recording of receivables in the ordinary course of business and (y) any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), and (ii) “Recurring Capital Expenditures” as shown on ESC’s Consolidated financial statements for such period.

Eligible Assignee:  (a) Any Lender or any Affiliate of a Lender; (b) any commercial bank, savings bank, savings and loan association, investment or mutual fund (at the time any Event of Default exists), or similar financial institution which (i) has total assets of $1,000,000,000 or more, (ii) is “well capitalized” within the meaning of such term under the regulations promulgated under the auspices of the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended, (iii) in the sole judgment of Agent, is engaged in the business of lending money and extending credit, and buying loans or participations in loans under credit facilities substantially similar to those extended under this Agreement, and (iv) in the sole judgment of Agent, is operationally and procedurally able to meet the obligations of a

Lender hereunder; (c) any insurance company in the business of writing insurance which (i) has total assets of $1,000,000,000 or more (ii) is “best capitalized” within the meaning of such term under the applicable regulations of the National Association of Insurance Commissioners, and (iii) meets the requirements set forth in subclauses (iii) and (iv) of clause (b) above; and (d) any other financial institution having total assets of $1,000,000,000  (including a mutual fund or other fund under management of any investment manager having under its management total assets of $1,000,000,000 or more, and any of its Related Funds) which meets the requirement set forth in subclauses (iii) and (iv) of clause (b) above; provided that each Eligible Assignee must (A) be organized under the Laws of the United States of America, any state thereof or the District of Columbia, or, if a commercial bank, be organized under the Laws of the United States of America, any State thereof or the District of Columbia, the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, (B) act under the Loan Documents through a branch, agency or funding office located in the United States of America, (C) be exempt from withholding of tax on payments hereunder and deliver the documents related thereto pursuant to the Internal Revenue Code as in effect from time to time, and (D) not be a Loan Party or an Affiliate of a Loan Party.

Employee Benefit Plan.  Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by a Loan Party or any ERISA Affiliate, other than a Multiemployer Plan.

Environmental Laws.  See §6.18(a).

EPA.  See §6.18(b).

Equity Interests.  With respect to any Person, all shares of capital stock, partnership interests, membership interests in a limited liability company or other ownership in participation or equivalent interests (however designated, whether voting or non-voting) of such Person’s equity capital (including any warrants, options or conversion or other purchase rights with respect to the foregoing) whether now outstanding or issued after the Closing Date.

ERISA.  The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time and any rules and regulations promulgated pursuant thereto.

ERISA Affiliate.  Any Person which is treated as a single employer with NOC under §414 (b) or (c) of the Code.

ERISA Reportable Event.  A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 (c) of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

ESC.  Emeritus Corporation, a Washington corporation.

Event of Default.  See §12.1.

Excluded Taxes.  Any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under §4.10) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to §4.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with §4.4(f) and (d) any U.S. federal withholding imposed under FATCA.

Extension Period.  See §3.1(c).

FATCA.  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

Federal Funds Effective Rate.  For any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by Agent from three (3) Federal funds brokers of recognized standing selected by Agent.  Any change in the Federal Funds Effective Rate shall become effective as of the opening of business on the day on which such change in the Federal Funds Effective Rate becomes effective, without notice or demand of any kind.

Fixed Charge Coverage Ratio.  With respect to ESC and its Subsidiaries, on a Consolidated basis, for any Test Period, the ratio of (x) EBITDAR to (y) Fixed Charges.

Fixed Charges.  For any Test Period, the sum of (i) interest expense, plus (ii) Operating Lease Expense, plus (iii) scheduled principal payments due with respect to Funded Debt other than balloon payments due upon maturity of any Funded Debt; provided, however, that $2,500,000 of principal payments on the Loans may be excluded in each Test Period.

Foreign Lender.  (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

Funded Debt.  With respect to any Person, without duplication all outstanding Indebtedness of such Person, other than (a) Indebtedness described in clause (e) of the definition of Indebtedness herein except to the extent the letter of credit or similar instrument has been drawn upon but not reimbursed, (b) Indebtedness described in clause (f) of the definition of

Indebtedness herein, (c) Indebtedness payable to any Loan Party, and (d) any obligations under the Tax Sharing Agreement.

GAAP.  Generally accepted accounting principles in the United States, applied on a basis consistent with the principles used in preparing a Person’s audited consolidated financial statements for the fiscal year then ended, as such principles may be revised as a result of changes in such accounting principles implemented by such Person and its consolidated Subsidiaries subsequent to such date.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein and NOC, ESC or the Required Lenders shall so request, Agent, Lenders, and the Loan Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP as in effect prior to such change therein.

Governmental Authority.  Any international, foreign, federal, state, county or municipal government, or political subdivision thereof; any governmental, quasi-governmental or regulatory agency, authority, board, bureau, commission, department, instrumentality or public body; or any court or administrative tribunal.

Guaranteed Pension Plan.  Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by a Loan Party or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantors.  The parties signatory hereto as guarantors.

Guaranty Agreement.  The agreements set forth in §34 of this Agreement and any guaranties of the Obligations (or portions thereof) executed by a Guarantor in favor of Agent, for the benefit of the Lenders, after the date hereof, all such guaranties to be in form and substance satisfactory to Agent as of the date such guaranties are delivered, and as the same may be modified or amended hereafter.

Hazardous Substances.  See §6.18(b).

Hedge Agreement.  Any interest rate cap, collar, floor, forward rate, forward starting, or swap agreement or similar protective agreement regarding the hedging of interest rate risk exposure now or hereafter entered into between Borrowers and any Lender with respect to the Loans.

Holdings.  Home Health Care Holdings, LLC, a Delaware limited liability company.

Holdings Pledge Agreement.  The Pledge Agreement executed by Holdings in favor of Agent for the benefit of Lenders granting a first priority security interest in and to one hundred percent (100%) of the Equity Interests in NOC, which Pledge Agreement shall be in form and substance satisfactory to Agent.

Indebtedness.  With respect to any Person means, without duplication:  (a) all indebtedness for money borrowed and any obligations evidenced by bonds, debentures, notes or similar debt instruments; (b) all liabilities secured by any mortgage, deed of trust, deed to secure debt, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner, through indemnity or otherwise, and the obligation to reimburse the issuer in respect of any letter of credit; (d) any obligation as a lessee or obligor under a Capitalized Lease; (e) all reimbursement obligations with respect to letters of credit or similar instruments issued by a Person; and (f) all indebtedness, obligations or other liabilities under or with respect to (i) interest rate swap, collar, cap or similar agreements providing interest rate protection, including, without limitation, any Hedge Agreement and (ii) foreign currency exchange agreements.

Indemnified Taxes.  (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrowers under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

Indemnitee.  See §16.

Interest Payment Date.  With respect to each Loan, the first day of each calendar month during the term of such Loan.

Interest Period.  With respect to each LIBOR Rate Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending one (1), two (2) or three (3) months thereafter, and (b) thereafter, each period commencing on the day following the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending on the last day of one of the periods set forth above, as selected by Borrower in a Loan Request or Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) the first day of each Interest Period must be a Business Day.

(ii) if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in the next calendar month, in which case the Interest Period shall end on the next preceding Business Day; and

(iii) no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Maturity Date.

Investments.  With respect to any Person, all shares of capital stock, partnership interests, limited liability company interests or other ownership interests, evidences of Indebtedness and other securities issued by any other Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or all or substantially all of the business or line of business of any other Person and commitments to make such purchases and all interests in real property (exclusive of interests arising from entering into leases as lessee); provided, however, that the term “Investment” shall not include (i) equipment, inventory and other personal property acquired in the ordinary course of business, or (ii) trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms.  In determining the aggregate amount of Investments outstanding at any particular time:  (a) the amount of any investment represented as a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (including the payment of dividends and distributions); (d) there shall not be deducted or increased in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from, or added to, the aggregate amount of Investments any decrease or increase, respectively, in the value thereof.

KeyBank.  KeyBank National Association, a national banking association.

Lead Borrower.  NOC, as agent for Borrowers party hereto.  Each Borrower hereby designates and appoints the Lead Borrower as such Borrower’s agent for such purposes as are provided herein.

Lenders.  KeyBank and the other lending institutions which are or may become parties to this Agreement, pursuant to § 18 hereof, as is defined in the first paragraph of this Agreement.

LIBOR Lending Office.  Initially, the office of each Lender designated as such in Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Rate.  As applicable to any LIBOR Rate Loan, the rate per annum as determined on the basis of the offered rates for deposits in Dollars, for a period of time comparable to the Interest Period for such LIBOR Rate Loan which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m. London time on the day that is two (2) LIBOR Business Days preceding the first day of the Interest Period for such LIBOR Rate Loan; provided, however, if the rate described above does not appear on such service on any applicable interest determination date, the LIBOR Rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point), determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to the Interest Period for such LIBOR Rate Loan which are offered by four (4) major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) LIBOR Business Days preceding the first day of the Interest Period for the LIBOR Rate Loan as selected by Agent.  The principal London office of each of the four (4) major London banks will be requested to provide a quotation of its Dollar deposit offered rate.  If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations.  If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in Dollars to leading European banks for a period of time comparable to the Interest Period for such LIBOR Rate Loan offered by major banks in New York City at approximately 11:00 a.m. (eastern time), on the day that is two (2) LIBOR Business Days preceding the first day of the Interest Period for the LIBOR Rate Loan.  In the event that Agent is unable to obtain any such quotation as provided above, it will be deemed that the LIBOR Rate for a LIBOR Rate Loan cannot be determined and §4.6 shall apply.  In such event, the Loan shall bear interest at the Base Rate.  In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of Agent, then for any period during which such Reserve Percentage shall apply, the LIBOR Rate shall be equal to the amount determined above divided by an amount equal to one (1) minus the Reserve Percentage.

LIBOR Rate Loans.  Those Loans bearing interest calculated by reference to the LIBOR Rate.

Liquid Assets.  The following assets, provided that such assets (A) are not subject to any lien, claim or other encumbrance (other than a lien for the benefit of Agent or Lenders); (B) are not the subject of any arrangement with any creditor to have such creditor’s claim satisfied out of such asset prior to general creditors (other than an arrangement for the benefit of Agent or Lenders); (C) if not cash, may be converted to cash within five (5) days; and (D) are not subject to any legal or contractual restrictions (other than those inherent in or typical to the instrument or those for the benefit of or imposed by Agent or Lenders):

(a) cash on hand;

(b) United States Treasury notes, bonds, bills, or certificates of indebtedness, or those for which the full faith and credit of the United States are pledged for the full and timely payment of principal and interest (including State and Local Government Series);

(c) obligations, participations, or other instruments of or issued by a federal agency or a United States government-sponsored enterprise, the principal of and interest on which is unconditionally guaranteed by the United States;

(d) any obligations on which the interest is exempt from federal income taxation and which are rated by a nationally recognized rating service in one of its two highest long-term or short-term rating categories;

(e) certificates of deposit issued by, or time or demand deposits or other banking arrangements with, a nationally or state-chartered bank or a savings association having a minimum capital of $500,000,000 and rated within the top two ratings of a nationally recognized rating service;

(f) taxable government money market portfolios rated “AAA” by a nationally recognized rating service and restricted to obligations with maturities of one year or less issued or guaranteed as to payment of principal and interest by the full faith and credit of the United States of America, and which are rated by such nationally recognized rating service in one of its two highest short term rating categories; and

(g) Readily Marketable Securities.

(h) Liens.  See §8.2.

Loan Documents.  Collectively, this Agreement, the Notes, the Security Documents, the Hedge Agreements, and all other documents, instruments or agreements now or hereafter assumed, executed or delivered by or on behalf of any Loan Party in favor of the Agent or the Lenders in connection with the Loans, as the same may be amended, modified, renewed, extended, consolidated, supplemented or restated from time to time.

Loan Parties.  Collectively, the Borrowers and the Guarantors, any of which may be sometimes referred to individually as a Loan Party.

Loan Request.  See §2.4.

Loans.  Collectively, the aggregate Loans to be made by Lenders under §2.1 on the Closing Date under the Commitment not to exceed $50,000,000.

Material Adverse Effect.  A materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), or results of operations of either (i) NOC and its Subsidiaries taken as a whole, or (ii) ESC and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform its obligations under the Loan Documents to which it is a party, (c) the validity or enforceability of any of the Loan Documents, or (d) the material rights, benefits or interests of Lenders and Agent in and to this Agreement, any other Loan Document or the Collateral.

Maturity Date.  February 25, 2017, or if the Maturity Date is extended pursuant to §3.1(c), February 25, 2018, or such earlier date on which the Loans shall become due and payable pursuant to the terms hereof.

Moody’s.  Moody’s Investors Service, Inc.

Multiemployer Plan.  Any multiemployer plan within the meaning of §4001(a)(3) of ERISA to which Borrower or any ERISA Affiliate is making, or is required to make, contributions.

Net Cash Proceeds.  With respect to any sale of assets under §8.8(a)(viii), an amount equal to (a) the cash proceeds received in respect of such sale, net of (b) the sum of (i) reasonable fees and out-of-pocket expenses paid by Borrower to third parties in connection with such sale, (ii) the amount of all payments required to be paid by the applicable Borrower as a result of such sale to repay Indebtedness (other than the Obligations) secured by the asset sold, if any and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the applicable Borrower that are directly attributable to such sale.

Net Income.  With respect to any Person for any Test Period, the net income (or deficit) of such Person, after deduction of all expenses, taxes and other property charges, determined in accordance with GAAP.

Net Worth.  The amount by which Total Assets exceeds Total Liabilities.

NOC.  Nurse on Call, Inc., a Delaware corporation.

NOC Net Cash Flow.  For each fiscal quarter:

(a) the sum of:

(i)	all cash received by NOC and its Consolidated Subsidiaries during such fiscal quarter; plus

(ii)	all amounts that the Board of Directors of NOC releases during such fiscal quarter from the existing Reserves;

(b) reduced, without duplication, (but not to less than zero) by the sum of:

(i)
all cash payments made by NOC and its Consolidated Subsidiaries during such fiscal quarter to cover their respective liabilities, obligations, working capital needs and expenses (including any payments to ESC pursuant to the Tax Sharing Agreement, to the extent not previously taken into account as Reserves); plus

(ii)	all cash that the Board of Directors of NOC elects, in its reasonable discretion exercised in good faith, to expend in connection with an acquisition, merger or other business investment; plus

(iii)	all cash that the Board of Directors of NOC elects, in its reasonable discretion exercised in good faith, to set aside as additional Reserves.

NOC-Broward.  Nurse-on-Call of Broward, Inc., a Florida corporation.

NOC-HC.  “Nurse-on-Call” Home Care, Inc., a Florida corporation.

NOC-SF.  Nurse-on-Call of South Florida, Inc., a Florida corporation.

NOC-Texas.  Nurse on Call of Texas, Inc., a Delaware corporation.

Non-Consenting Lender.  See §18.8.

Notes.  See §2.2.

Notice.  See §19.

Obligations.  All indebtedness, obligations and liabilities of Borrowers and Guarantors to any of Lenders and Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans or the Notes, or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise (including, without limitation, advances made by Agent to protect or preserve the Collateral or the security interests therein), and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under the United States Bankruptcy Code or other similar federal or State law, naming such Person as the debtor in such proceeding, regardless of whether or not such interest and fees are allowed claims in such proceeding.  To the extent this definition of “Obligations” is referenced in any Security Document, the definition shall also include any Indebtedness, obligations and liabilities of Borrowers under any and all Hedge Agreements.

OFAC Review Process.  That certain review process established by Agent to determine if any potential transferee of any interests or any assignee of any portion of the Loans or any of their members, officers or partners are a party with whom Agent and any Lender are restricted from doing business under (i) the regulations of OFAC, including those Persons named on OFAC’s Specially Designated and Blocked Persons list, or (ii) any other statute, executive order or other governmental action or list (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

Operating Account.  See §5.2.

Operating Lease Expense.  Lease expense as determined by GAAP that is paid in cash, excluding any such lease expense for the headquarters facilities of ESC.

Organizational Document.  With respect to any Person other than a natural person, its articles or certificate of incorporation, formation or organization, partnership agreement, operating agreement, by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Equity Interests.

Other Connection Taxes.  With respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Taxes.  all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to §4.10).

Outstanding.  With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

Patriot Act Customer Identification Process.  That certain customer identification and review process established by Agent pursuant to the requirements of 31 U.S.C. §5318(1) and 31 C.F.R. §103.121 to verify the identity of all permitted transferees of interests in Borrower and any assignees of a portion of the Loan hereunder.

PBGC.  The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Perfection Certificate.  As defined in the Security Agreement.

Permitted Acquisitions.  See § 8.3(n).

Permitting Existing Indebtedness.  The Indebtedness of Borrowers set forth on Schedule 6.28 attached hereto.

Permitted Liens.  Liens, security interests and other encumbrances permitted by §8.2.

Person.  Any individual, corporation, partnership, limited liability company, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Plan Assets.  Assets of any Employee Benefit Plan subject to Part 4, Subtitle A, Title I of ERISA.

Principal Financial Officer:  With respect to each of NOC and ESC, the chief financial officer, chief accounting officer or controller responsible for the preparation and certification of financial statements.

RCRA.  See §6.18(a).

Readily Marketable Securities.  Marketable securities listed or admitted to trading on the New York Stock Exchange or the American Stock Exchange or quoted on the NASDAQ National Market with a market price equal to or greater than $2.00 per share, so long as, in the case of any such securities the transfer of which is restricted by Rule 144, a minimum of two years shall have elapsed since the later of (a) the date of the acquisition by the owner of such marketable securities from the respective issuers thereof or from any affiliate (as that term is defined in paragraph (a)(1) of Rule 144) of any of such issuers and (b) the date of payment by the owner of the full purchase price or other consideration paid or given to acquire such marketable securities from the respective issuers thereof or from any affiliate (as that term is defined in paragraph (a)(1) of rule 144).

Recipient.  Agent and any Lender, as applicable.

Record.  The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by Agent with respect to any Loan referred to in such Note.

Register.  See §18.2.

Related Fund.  With respect to any fund that invests in loans, any other fund that invests in loans that is managed by the same investment advisor as such Lender or by an Affiliate of such Lender or such investment advisor.

Related Parties.  With respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

Release.  See §6.18(c) (iii).

Required Lenders.  As of any date, the Lender or Lenders (not including any Defaulting Lender, which shall not be entitled to vote) whose aggregate Commitment Percentage exceeds sixty-six and 2/3 percent (66-2/3%).

Requirements.  Any applicable federal or state law or governmental regulation, or any local ordinance, order or regulation, including but not limited to laws, regulations, or ordinances relating to zoning, building use and occupancy, subdivision control, fire protection, health, sanitation, safety, handicapped access, historic preservation and protection, tidelands, wetlands, flood control and Environmental Laws, including without limitation, the Americans With Disabilities Act or any state laws regarding disability requirements.

Reserves.  The funds set aside and held by NOC, in amounts reasonably determined by the Board of Directors of NOC, to cover the payment of future expenses, capital expenditures, improvements, retirement of indebtedness, operations and contingencies of NOC and its Subsidiaries, known or unknown, liquidated or unliquidated, including, without limitation, liabilities that may be incurred in litigation and liabilities undertaken pursuant to the indemnification provisions of the operating agreement of Holdings and any accrued but unpaid liabilities under the Tax Sharing Agreement, after taking into consideration the amount of cash on the Consolidated balance sheet of NOC and its Subsidiaries and the amount of reasonably expected future Net Income of NOC and its Subsidiaries.

Reserve Percentage.  As of any date, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D.  The LIBOR Rate for each outstanding LIBOR Rate Loan shall be adjusted automatically as of the effective date of any change in the Reserve Percentage.

S&P.  Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies.

SARA.  See §6.18(a).

SEC.  United States Securities and Exchange Commission.

Security Agreement.  The Pledge and Security Agreement executed by Borrowers in favor of Agent for the benefit of Lenders granting a first priority security interest in all personal property assets of Borrowers, which Security Agreement shall be in form and substance satisfactory to Agent.

Security Documents.  Collectively, the Security Agreement, the Deposit Account Control Agreements, the Holdings Pledge Agreement and any further collateral assignments now or hereafter delivered by Borrowers or Holdings to Agent for the benefit of Lenders, including, without limitation, UCC-1 financing statements filed or recorded in connection therewith, as each may be further amended, modified, renewed, consolidated, supplemented or extended, from time to time.

State.  A state of the United States of America, or the District of Columbia.

Subsidiary.  Any corporation, association, partnership, limited liability company, trust or other business or legal entity of which the designated parent shall at any time own, directly or indirectly through a Person or Persons, a greater than fifty percent (50%) ownership interest.

Subsidiary Joinder Agreement.  An agreement in the form attached hereto and made a part hereof as Exhibit E, whereby a Person shall become an additional joint and several Borrower pursuant to § 7.15.

Taxes.  All present or future taxes, levies, imposts, duties, deductions, withholdings, (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Tax Sharing Agreement.  The Tax Sharing Agreement dated as of November 1, 2012, between ESC and Holdings.

Test Period.  See §9.1(a).

Threshold Covenants.  As determined with respect to ESC and its Subsidiaries on a Consolidated basis, or with respect to Person(s) described in the last paragraph of the definition of Change of Control above, on a Consolidated basis (with such Person’s Subsidiaries) or on a combined basis if more than one Person assumes the obligations of ESC under its Guaranty Agreement, (a) a Fixed Charge Coverage Ratio for the most recently completed four (4) fiscal quarters of not less than 1.25 to 1.0, (b) a ratio of (i) Funded Debt plus Capitalized Lease obligations to (ii) to EBITBAR for the most recently completed four (4) fiscal quarters of not greater than 6.0 to 1.0, (c) Net Worth of not less than $400,000,000, and (d) Liquid Assets of not less than $20,000,000.

Total Assets.  All assets of a Person determined in accordance with GAAP.

Total Funded Debt.  As of any date of determination, an amount equal to one hundred percent (100%) of all Funded Debt of NOC and its Subsidiaries.

Total Leverage Ratio.  With respect to NOC and its Subsidiaries, on a Consolidated basis, for any Test Period, the ratio of (i) Total Funded Debt as of the end of such period to (ii) EBITDA for such period.

Total Liabilities.  All liabilities of a Person determined in accordance with GAAP.

Type.  As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

UCC.  As defined in the Security Agreement.

Unit Purchase Agreement.  The Unit Purchase Agreement dated as of November 1, 2012 among Holdings, ESC, Emericare NOC LLC, the members of Holdings and Kinderhook Industries, LLC.

Unity.  Unity Home Health Services, Inc., a Florida corporation.

Voting Interests.  Stock, partnership, membership or similar ownership interests of any class or classes (however designated), the holders of which are at the time entitled, as such holders, (a) to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, partnership, limited liability company, trust or other business entity involved, or (b) to control, manage, or conduct the business of the corporation, partnership, limited liability company, association, trust or other business entity involved.

Withholding Agent.  Borrowers and Agent.

§1.2 Rules of Interpretation.

(a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b) The singular includes the plural and the plural includes the singular.

(c) A reference to any law includes any amendment or modification to such law.

(d) A reference to any Person includes its permitted successors and permitted assigns.

(e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f) The words “include”, “includes” and “including” are not limiting.

(g) The words “approval” and “approved” as the context so determines, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

(h) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.

(i) Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.

(j) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(k) All references in this Agreement to “Cleveland time” shall refer to prevailing time in Cleveland, Ohio.

§2.           LOANS

§2.1 Commitment to Lend.

Subject to the terms and conditions set forth in this Agreement, each of the Lenders severally agrees to lend to Borrowers, and Borrowers will borrow on the Closing Date, an amount equal to such Lender’s Commitment; provided, that, in all events no Default or Event of Default shall have occurred and be continuing; and provided, further, that the outstanding principal amount of the Loans (after giving effect to all amounts requested), shall not at any time exceed the aggregate Commitments of all  Lenders.  The Loans shall be made pro rata in accordance with each Lender’s Commitment Percentage.  Borrowers’ request for the Loans hereunder shall constitute a representation and warranty by Borrowers that all of the conditions set forth in §10 have been satisfied on the date of such request.  No Lender shall have any obligation to make Loans to Borrowers in a principal amount of more than the principal face amount of such Lender’s Commitment.  Borrowers shall be jointly and severally liable for the Loans.

§2.2 Notes.

If requested by a Lender, the Loans of such Lender shall be evidenced by a separate term promissory note of Borrowers in favor of the Lenders in substantially the form of Exhibit A hereto (such notes and any substitute or replacement notes therefore, the “Notes”).  A Note shall be payable to each Lender in the principal face amount equal to such Lender’s Commitment, or, if less, the outstanding amount of all Loans made by such Lender, plus interest accrued thereon, as set forth below.  Each such Note shall be issued by Borrowers to the applicable Lender and shall be duly executed and delivered by an authorized officer of Borrowers.  Borrowers irrevocably authorize Agent to make or cause to be made, at or about the time of the Drawdown Date of any Loan or the time of receipt of any payment of principal thereof, an appropriate notation on Agent’s Record reflecting the making of such Loan or the receipt of such payment.  The Outstanding amount of the Loans set forth on Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Lender, but the failure to record, or any error in so recording, any such amount on Agent’s Record shall not limit or otherwise affect the obligations of Borrowers, hereunder or under any Note to make payments of principal of or interest on any Note when due.

§2.3 Interest on Loans.

(a) Each LIBOR Rate Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the sum of (A) the LIBOR Rate, plus (B) the Applicable LIBOR Rate Spread; and

(b) Each Base Rate Loan shall bear interest commencing with the Drawdown Date thereof until repayment or conversion to a LIBOR Rate Loan at a rate per annum equal to the sum of (A) the Base Rate, plus (B) the Applicable Base Rate Spread.

(c) Borrowers promise to pay interest on the Loans in arrears on each Interest Payment Date with respect thereto.

(d) Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in §4.1.

§2.4 Requests for Loans.

Lead Borrower shall give to Agent written or telephonic notice (with telephonic notice confirmed in writing) of the Loan (the “Loan Request”) by 12:00 noon (Cleveland time) on the Business Day prior to the proposed Drawdown Date with respect to Base Rate Loans and three (3) Business Days prior to such Drawdown Date with respect to LIBOR Rate Loans.  Such notice shall specify the Type of Loan, the initial Interest Period (if applicable) and the Drawdown Date.  Such notice for the borrowing to occur on the Closing Date shall also contain a statement that the conditions to borrowing set forth in §10 hereof have been satisfied or waived in writing by Agent.  Promptly upon receipt of any such notice, Agent shall notify each of Lenders thereof.  Such Loan Request shall be irrevocable and binding on Borrowers and shall obligate Borrowers to accept the Loan requested from Lenders on the proposed Drawdown Date.  Each Loan Request shall be (a) for a Base Rate Loan in a minimum aggregate amount of $1,000,000 or an integral multiple of $100,000 in excess thereof; or (b) for a LIBOR Rate Loan in a minimum aggregate amount of $2,000,000 or an integral multiple of $100,000 in excess thereof; provided, however, that there shall be no more than four (4) LIBOR Rate Loans outstanding at any one time.

§2.5 Funds for Loans.

(a) Not later than 2:00 p.m. (Cleveland time) on the proposed Drawdown Date of any Loans, each Lender will make available to Agent, at Agent’s Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Loans which may be disbursed pursuant hereto.  Upon receipt from each Lender of such amount, and upon receipt of the documents required by §10 (in the case of Loans to be made on the Closing Date only) and §11 and the satisfaction of the other conditions set forth therein, to the extent applicable, Agent will make available to Borrowers the aggregate amount of such Loans made available to Agent by Lenders by crediting such amount to the account of Borrowers maintained at Agent’s Head Office.  The failure or refusal of any Lender to make available to Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Lender from its several obligation hereunder to make available to Agent the amount of such other Lender’s Commitment Percentage of any requested Loans, including any additional  Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Lender so failing or refusing.  In the event of any such failure or refusal, the Lenders not so failing or refusing shall be entitled to a priority secured position as against the

Lender or Lenders so failing or refusing to make available to Borrowers the amount of its or their Commitment Percentage for such Loans as provided in §12.5.

(b) Unless Agent shall have been notified by any Lender prior to the applicable Drawdown Date that such Lender will not make available to Agent such Lender’s Commitment Percentage of a proposed Loan, Agent may in its discretion assume that such Lender has made such Loan available to Agent in accordance with the provisions of this Agreement and Agent may, if it chooses, in reliance upon such assumption make such Loan available to Borrowers, and such Lender shall be liable to Agent for the amount of such advance.  If such Lender does not pay such corresponding amount upon Agent’s demand therefor, Agent will promptly notify Lead Borrower, and Borrowers shall promptly pay such corresponding amount to Agent.  Agent shall also be entitled to recover from the Lender or Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Agent to Borrowers to the date such corresponding amount is recovered by Agent at a per annum rate equal to (i) from Borrowers at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Effective Rate.

§2.6 Use of Proceeds.

Borrowers will use the proceeds of the Loans solely (i) to pay closing costs and expenses in connection with this Agreement and all other transaction documents relating thereto; (ii) to make Distributions to shareholders of NOC; and (iii) for general business purposes.

§3.           REPAYMENT AND PREPAYMENT OF THE LOANS

§3.1 Repayment; Stated Maturity; Extension Option.

(a) Principal Amortization Payments.  Commencing on July 1, 2013 and continuing on the first day of each October, January, April and July thereafter during the term of the Loans (including any Extension Period), quarterly principal payments on the Loans in an amount equal to $1,875,000 shall be due and payable.

(b) Maturity Date.  Borrowers promise to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, the entire Outstanding principal amount of all Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

(c) Extension Option.  Borrowers shall have the option to extend the Maturity Date for a one (1) year period (the “Extension Period”) by Lead Borrower giving Agent written Notice of such election to extend not more than 90 days and not less than 60 days prior to the Maturity Date, provided that (i) no Default or Event of Default exists either on the date such notice is given or on the original Maturity Date, (ii) each of the representations and warranties made by the Loan Parties in this Agreement or the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects as of the date they were made, as of the date notice of extension is given and as of the original Maturity Date (except to the extent of changes resulting from transactions permitted by the Loan Documents, it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date), and (iii) Borrowers shall have paid to Agent on or before the original Maturity Date, for the account of the Lenders in accordance with their respective percentage of the aggregate Commitments of all Lenders, an extension fee equal to thirty-five one hundredths percent (0.35%) of the aggregate Outstanding Loans as of the original Maturity Date.

§3.2 Mandatory Prepayments.

The Loans shall be subject to mandatory principal prepayment from Net Cash Proceeds as provided in §8.8(a)(viii).

§3.3 Optional Prepayments.

Borrowers shall have the right, at their election, to prepay the outstanding amount of the Loans, as a whole or in part, at any time without penalty or premium, provided that if any full or partial prepayment of the outstanding amount of any LIBOR Rate Loans is made on a date that is not the last day of the Interest Period relating thereto, such payment shall be accompanied by the amount payable pursuant to §4.8.  Lead Borrower shall give Agent, no later than 10:00 a.m., Cleveland time, at least three (3) Business Days prior written notice of any prepayment pursuant to this §3.3, in each case specifying the proposed date of payment of Loans and the principal amount of the Loans to be prepaid.  Notice of prepayment, once given, shall be irrevocable, and such amount shall become due and payable on the specified prepayment date.

§3.4 Partial Prepayments.

Each partial prepayment of the Loans under §3.3 shall be in the minimum amount of $500,000 or an integral multiple of $100,000 in excess thereof (unless the Loan is being prepaid in full), and each partial prepayment of the Loans under §3.2 and §3.3 shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment and, after payment of such interest, shall be applied, in the absence of instruction by Lead Borrower, first to the principal of Loans that are Base Rate Loans, and then to the Loans that are LIBOR Rate Loans; provided, however, that no such partial prepayment under §3.3 shall reduce the aggregate principal amount of the Loans to an amount that is less than $5,000,000.  All partial prepayments shall be applied to the remaining principal payments in the inverse order of their maturity.

§4.           CERTAIN GENERAL PROVISIONS

§4.1 Conversion Options; Number of LIBOR Contracts.

(a) Borrowers may elect from time to time to convert any of the outstanding Loans to a Loan of another Type and such Loan shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, Lead Borrower shall give Agent at least one (1) Business Day’s prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, Lead Borrower shall give Agent at least three (3) LIBOR Business Days’ prior written notice of such election and the Interest

Period requested for such Loan; the principal amount of the Loan so converted shall be in a minimum aggregate amount (for all Lenders) of $1,000,000 or an integral multiple of $100,000 in excess thereof; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Event of Default has occurred and is continuing.  All or any part of the outstanding Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Base Rate Loan in an aggregate principal amount (for all Lenders) of less than $1,000,000 or a LIBOR Rate Loan in an aggregate principal amount (for all Lenders) of less than $2,000,000 and that the aggregate principal amount (for all Lenders) of each Loan shall be an integral multiple of $100,000.  On the date on which such conversion is being made, each Lender shall take, to the extent it deems it necessary to do so, such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be.  Each Conversion Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by Borrowers.

(b) Any LIBOR Rate Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by Borrowers with the terms of §4.1; provided that no LIBOR Rate Loan may be continued as such when any Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Event of Default.

(c) In the event that Lead Borrower does not notify Agent of Borrowers’ election hereunder with respect to any Loan, such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period.

(d) There shall be no more than four (4) LIBOR Rate Loans outstanding at any one time.

§4.2 Certain Fees.

Borrowers agree to pay to KeyBank certain fees for services rendered or to be rendered in connection with the Loans as provided in the Agreement Regarding Fees.  Unless otherwise provided therein, all such fees shall be fully earned when due and non-refundable when paid.

§4.3 Funds for Payment.

All payments of principal, interest, Agent’s fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to Agent, for the respective accounts of Lenders and Agent, as the case may be, at Agent’s Office, no later than 2:00 p.m. (Cleveland time) on the day when due, in each case in lawful money of the United States in immediately available funds.

§4.4 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrowers under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrowers, as applicable, shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c) Each Lender shall severally indemnify Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of §18 relating to the maintenance of the Register (as defined in §18.2) and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable Agent to the Lender from any other source against any amount due to Agent under this paragraph (c).

(d) If requested by Agent after any payment of Taxes by Borrowers to a Governmental Authority pursuant to this Section 4.4, Lead Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Lead Borrower and Agent, at the time or times reasonably requested by the Lead Borrower or Agent, such properly completed and executed documentation reasonably requested by Lead Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Lead Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Lead Borrower or Agent as will enable Lead Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in § 4.4(f)A, B and D below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(f) Without limiting the generality of the foregoing,

(a) any Lender that is a U.S. Person shall deliver to Lead Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Lead Borrower or Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(b) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Lead Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Lead Borrower or Agent), whichever of the following is applicable:

i. in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

ii. executed originals of IRS Form W-8ECI;

iii. in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit [J]-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

iv. to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit [J]-2 or Exhibit [J]-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit [J]-4 on behalf of each such direct and indirect partner;

(c) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Lead Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Lead Borrower or Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Lead Borrower or Agent to determine the withholding or deduction required to be made; and

(d) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Lead Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Lead Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Lead Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Lead Borrower and Agent in writing of its legal inability to do so.

(g) If any party has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.4 (including by the payment of additional amounts pursuant to this Section 4.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this §4.4 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

§4.5 Computations.

All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year (or, in the case of interest on Base Rate Loans, a 365/366-day year) and paid for the actual number of days elapsed (excluding the day of repayment).  Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.  The outstanding amount of the Loans as reflected on the records of Agent from time to time shall be considered prima facie evidence of such amount.

§4.6 Inability to Determine LIBOR Rate.

In the event that at any time Agent shall determine in the exercise of its good faith business judgment that adequate and reasonable methods do not exist for ascertaining the LIBOR Rate, Agent shall forthwith give notice of such determination (which shall be conclusive and binding on Borrower and Lenders) to Lead Borrower and Lenders.  In such event (a) any Loan Request with respect to LIBOR Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans and (b) each LIBOR Rate Loan will automatically become a Base Rate Loan at the end of the current Interest Period, and the obligations of Lenders to make LIBOR Rate Loans shall be suspended until Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon Agent shall so notify Lead Borrower and Lenders.

§4.7 Illegality.

Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful, or any central bank or other Governmental Authority having jurisdiction over a Lender or its LIBOR Lending Office shall assert that it is unlawful, for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to Agent and Lead Borrower and thereupon (a) until such conditions terminate, the obligation of such Lender to make LIBOR Rate Loans or convert Loans of another type to LIBOR Rate Loans shall forthwith be suspended, (b) until such conditions terminate, each request by Lead Borrower to make a LIBOR Rate Loan shall be deemed, with respect to such Lender, to be a request for a Base Rate Loan and (c) the LIBOR Rate Loans then outstanding from such Lender shall be converted automatically to Base Rate Loans.

§4.8 Additional Interest.

If any LIBOR Rate Loan or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loans has been accelerated as provided in §12.1, Borrowers will pay to Agent upon demand for the account of Lenders in accordance with their respective Commitment Percentages, in addition to any amounts of interest otherwise payable hereunder, any amounts required to compensate Lenders for any losses, costs or expenses (but not loss of profit) which may reasonably be incurred as a result of such payment or conversion, including, without limitation, an amount equal to daily interest for the unexpired portion of such Interest Period on the LIBOR Rate Loan or portion thereof so repaid or converted at a per annum rate equal to the excess, if any, of (a) the interest rate calculated on the basis of the LIBOR Rate applicable to such LIBOR Rate Loan (excluding any spread over such LIBOR Rate) minus (b) the yield obtainable by Agent upon the purchase of debt securities customarily issued by the Treasury of the United States of America which have a maturity date most closely approximating the last day of such Interest Period (it being understood that the purchase of such securities shall not be required in order for such amounts to be payable and that a Lender shall not be obligated or required to have actually obtained funds at the LIBOR Rate or to have actually reinvested such amount as described above).

§4.9 Additional Costs, Capital Adequacy, Etc.

(a) If any Change in Law shall:

(1)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);

(2)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Other Connection Taxes) on its loans, loan principal, letters of credit, commitments, or other similar obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(3)           impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, Agent or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender, Agent or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Agent, or other Recipient, the Borrowers will pay to such Lender, Agent, or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Agent, or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.  Notwithstanding the foregoing, Borrowers shall have the right, in lieu of making the payment referred to in this §4.9(a), to prepay the Loans of the applicable Lender within fifteen (15) days of such demand and avoid the payment of the amounts otherwise due under this §4.9(a) or to cause the applicable Lender to assign its Loans and Commitments in accordance with §18.8, provided, however, that Borrowers shall be required to pay together with such prepayment of the Loan all other costs, damages and expenses otherwise due under this Agreement as a result of such prepayment.

(b) If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered. Notwithstanding the foregoing, Borrowers shall have the right, in lieu of making the payment referred to in this §4.9(b), to prepay the Loans of the applicable Lender within fifteen (15) days of such demand and avoid the payment of the amounts otherwise due under this §4.9(b) or to cause the applicable Lender to assign its Loans and Commitments in accordance with §18.8, provided, however, that Borrowers shall be required to pay together with such prepayment of the Loan all other fees, costs, damages and expenses otherwise due under this Agreement as a result of such prepayment.

(c) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

§4.10 Mitigation Obligations.

If any Lender requests compensation under §4.9, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to §4.4, then such Lender shall (at the request of the Lead Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to §4.4 or §4.9, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Indemnity by Borrowers.

Borrowers agree to indemnify each Lender and to hold each Lender harmless from and against any loss, cost or expense that such Lender may sustain or incur as a consequence of (a) default by Borrowers in payment of the principal amount of or any interest on any LIBOR Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its LIBOR Rate Loans, or (b) default by Borrowers in making a borrowing or conversion after Lead Borrower has given (or is deemed to have given) a Conversion Request.

§4.11 Interest on Overdue Amounts.

Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not Lenders shall have accelerated the maturity of the Loans, at the election of the Required Lenders, all Loans shall bear interest payable on demand at a rate per annum equal to three percent (3%) above the rate that would otherwise be applicable at such time (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment), or if such rate shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law.  In addition, Borrowers shall pay Agent, for the account of the applicable Lenders, a late charge with respect to any amount of interest and/or principal payable on the Loans or any other amounts payable hereunder or under the Loan Documents (other than payments due on the Maturity Date), which is not paid within ten (10) days of the date when due, equal to the greater of (i) four percent (4%) of the amount which was not paid when due or (ii) $25.00.  Such late charge is and shall be deemed to be a charge to compensate Agent and Lenders for administrative services and costs incurred in connection with the related delinquent payment and shall under no circumstances constitute or be deemed to be a charge for the use of money.

§4.12 Certificate.

A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in §4.8, §4.9, §4.11 or §4.12 and delivered to the Lead Borrower, shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

§4.13 Limitation on Interest.

Notwithstanding anything in this Agreement to the contrary, all agreements between Borrowers and Lenders and Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by Lenders exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to Lenders in excess of the maximum lawful amount, the interest payable to Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to Borrowers.  All interest paid or agreed to be paid to Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This section shall control all agreements between Borrowers and Lenders and Agent.

§5.           COLLATERAL SECURITY

§5.1 Collateral.

The Obligations shall be secured by (i) a perfected security interest in favor of Agent for the benefit of Lenders in the personal property assets of Borrowers pursuant to the Security Agreement, (ii) a perfected security interest to be held by Agent for the benefit of Lenders in the Pledged Deposit Accounts and all monies, instruments and investments from time to time held therein, (iii) a perfected pledge of and security interest in all issued and outstanding Equity Interests held by Holdings in NOC pursuant to the Holdings Pledge Agreement, and (iv) such additional collateral, if any, as the Loan Parties may agree to grant to Agent for the benefit of Lenders from time to time may accept as security for the Obligations.  All such liens or security titles shall be prior and superior in right to any other Person except Permitted Liens.

§5.2 Operating Account; Collection Account.

Borrowers shall cause their main operating account (the “Operating Account”) to be opened at KeyBank (or another Lender acceptable to Agent) and subject to a Deposit Account Control Agreement reasonably acceptable to Agent among Agent, Borrowers and KeyBank.  So long as no Event of Default exists, Borrower shall be entitled to withdraw amounts from the Operating Account.  The parties acknowledge that payments from Medicare currently are deposited in the Collection Account.  Borrowers shall cause the Collection Account to be subject to the Collection Account Agreement reasonably acceptable to Agent among Agent, NOC and Regions Bank.  On a daily basis, all funds in the Collection Account shall be transferred by wire transfer or automated clearing house transfer to the Operating Account.  Upon the occurrence and during the continuation of any Event of Default, Agent may direct the Deposit Account Bank where the Operating Account is held to sweep all funds on deposit in the Operating Account to an account designated by Agent on a daily basis pursuant to the terms of the applicable Deposit Account Control Agreement.  NOC hereby grants to Agent a security interest (prior and superior in right to any other Person except Permitted Liens having priority by operation of law) in and to all funds now or at any time hereafter held on deposit in the Operating Account to secure the payment and performance of the Obligations, and Agent shall have all rights and remedies available to a secured party under the Uniform Commercial Code with respect to such funds.

§6.   REPRESENTATIONS AND WARRANTIES AND COVENANTS

§6.1 Corporate Authority, Etc.

(a) Organization; Good Standing.  NOC is a Delaware corporation duly organized pursuant to its certificate of incorporation filed with the Secretary of State of Delaware and is validly existing under the laws of the State of Delaware.  Each other Loan Party is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of its state of incorporation or formation.  Each Loan Party (i) has all requisite power to own its respective properties and conduct its respective business as now conducted and as presently contemplated, and (ii) is duly authorized to do business in each other jurisdiction where a failure to be so authorized in such other jurisdiction could reasonably be expected to have a Material Adverse Effect.

(b) Subsidiaries.  As of the Closing Date, (i) the Borrowers are the only Subsidiaries of Holdings; (ii) the only Subsidiaries of NOC are NOC-HC, NOC-Broward, NOC-SF, Unity and NOC-Texas; and (iii) the Subsidiaries of ESC are as set forth on Schedule 6.1(b) attached hereto.

(c) Authorization.  The execution, delivery and performance of this Agreement and the other Loan Documents to which the Loan Parties, or any of them, are or are to become a party and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii) have been duly authorized by all necessary proceedings on the part of such Person, (including any required stockholder or member approval), (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the Organizational Documents of, or any mortgage, indenture, agreement, contract or other instrument binding upon, such Person or any of its properties or to which such Person is subject, and (v) do not and will not result in or require the imposition of any Lien or other encumbrance on any of the properties, assets or rights of such Person except for the Liens and security title granted by the Loan Documents.

(d) Enforceability.  The execution and delivery of this Agreement and the other Loan Documents to which the Loan Parties, or any of them, are or are to become a party are valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

§6.2 Approvals.

The execution, delivery and performance by the Loan Parties, or any of them, of this Agreement and the other Loan Documents to which they are or are to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any Person or the authorization, consent or approval of, or any license or permit issued by, or any filing or registration with, or the giving of any notice to, any court, department, board, commission or other governmental agency or authority, in each case other than those already obtained and the filing of the Security Documents in the appropriate records office with respect thereto.

§6.3 Title to Properties; Leases.

The Loan Parties own all of their respective assets reflected on the Consolidated balance sheet of ESC or NOC, as applicable, most recently delivered to the Agent, subject to no liens or other encumbrances except Permitted Liens.  Without limiting the foregoing, the Loan Parties have good and marketable fee simple or leasehold title to all real and personal property reasonably necessary for the operation of its business in whole, free from all liens or encumbrances of any nature whatsoever, except for Permitted Liens.

§6.4 Financial Statements.

Lead Borrower has furnished or caused to be furnished to each of Lenders:  (a) the audited financial statements filed by ESC with the Securities and Exchange Commission for the fiscal year ended December 31, 2011, (b) the audited financial statements of NOC and its Subsidiaries for the fiscal year ended December 31, 2011, and (c) projected profit and loss statements and cash flow statements of NOC and its Subsidiaries, prepared for the next five (5) calendar years, ending December 31, 2017.  Such audited financial statements described in clauses (a) and (b) have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of ESC and its Subsidiaries or NOC and its Subsidiaries, as applicable, as of such date and the results of the operations of such Persons, for such period.  As of the respective dates of such financial statements, there were no liabilities, contingent or otherwise, of such Persons involving material amounts not disclosed in said financial statements and the related notes thereto.  All projections and estimates have been prepared in good faith on the basis of reasonable assumptions and represent the best estimate of future performance by the party supplying the same, it being agreed that projections are subject to uncertainties and contingencies and that no assurance can be given that any projection will be realized.

§6.5 No Material Changes.

As of the Closing Date there has occurred no materially adverse change in the financial condition or business of (i) ESC and any of its Subsidiaries, taken as a whole, as shown on or reflected in the balance sheet of ESC and its Subsidiaries as of September 30, 2012, or its statement of income or cash flows for the fiscal quarter then ended, or (ii) NOC and any of its Subsidiaries, taken as a whole, as shown on or reflected in the balance sheet of NOC and its Subsidiaries as of September 30, 2012, or its statement of income or cash flow for the fiscal quarter then ended, other than, in either case, changes in the ordinary course of business that have not had a Material Adverse Effect.

§6.6 Franchises, Patents, Copyrights, Licences, Etc.

Each Loan Party and its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing (including, without limitation in the case of Borrowers, all permits and licenses required by Federal and applicable state and local laws and regulations in order to carry on a home healthcare business), adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others, each of which is in full force and effect and with which each such Loan Party is in compliance, except where failure to be in compliance could not reasonably be expected to have a Material Adverse Effect.

§6.7 Litigation.

As of the Closing Date, except as described on Schedule 6.7 hereto, there are no actions, suits, proceedings or investigations of any kind pending or threatened, against any Loan Party before any court, tribunal, administrative agency or board, mediator or arbitrator that, if adversely determined, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, there are no judgments outstanding against or affecting any Loan Party or any of the Collateral in an amount in excess of $500,000.

§6.8 No Materially Adverse Contracts, Etc.

No Loan Party is a party to any mortgage, indenture, or other material contract or agreement or other instrument that has had or is reasonably expected, in the judgment of the members, partners or officers of such Person, to have a Material Adverse Effect.

§6.9 Compliance with Organizational Documents, Other Instruments, Laws, Etc.

No Loan Party is in violation of any provision of its Organizational Documents, or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could reasonably be expected to have a Material Adverse Effect.

§6.10 Tax Status.

Each Loan Party (a) has made or filed all federal and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject, except to the extent such Person has obtained a valid extension of the deadline to file such return, (b) has paid all material taxes and other material governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings, and (c) has set aside on its books provisions reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply, if applicable or required.  There are no unpaid taxes or assessments in any material amount claimed to be due by the taxing authority of any jurisdiction or pursuant to any private agreement except for those that are being contested as permitted by this Agreement.  The charges, accruals and reserves on the books of the Loan Parties in respect of taxes are, in the reasonable good faith judgment of the Loan Parties, adequate.  As of the Closing

Date, except as set forth on Schedule 6.10 hereto, no Loan Party has been audited, or has knowledge of any pending audit, by the Internal Revenue Service or any other taxing authority.

§6.11 No Event of Default.

No Default or Event of Default has occurred and is continuing.

§6.12 Investment Company Act.

No Loan Party is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

§6.13 Reserved.

§6.14 Setoff, Etc.

Borrowers and Holdings are the owners of the Collateral free from any lien, security interest, encumbrance or other claim or demand, except those encumbrances permitted in the Security Documents or Permitted Liens.

§6.15 Certain Transactions.

Except as set forth in Schedule 6.15 hereto or as otherwise permitted pursuant to §8.12, none of the partners, members, officers, trustees, directors, or employees of any Loan Party is a party to any transaction with any of their Affiliates or their members, employees, officers, trustees and directors (other than employment and severance agreements relating to services as partners, members, employees, officers, trustees and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any Affiliate, partner, member, officer, trustee, director or such employee or any limited liability company, corporation, partnership, trust or other entity in which any Affiliate, partner, member, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee, partner or member.

§6.16 Employee Benefit Plans.

NOC and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Guaranteed Pension Plan and, except as could not be reasonably expected to have a Material Adverse Effect, NOC is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan.  Neither NOC nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Employee Benefit Plan, (b) failed to make any contribution or payment to any Guaranteed Pension Plan, or made any amendment to any Guaranteed Pension Plan, which has resulted in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) except as could not reasonably be expected to have a Material Adverse Effect, incurred any liability under Title

IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.  None of the assets of NOC constitute a Plan Asset.

§6.17 Regulations T, U and X.

No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.  The Loan Parties and their Subsidiaries are not engaged, and will not engage, principally or as one of their important activities in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§6.18 Environmental Compliance.

The Loan Parties make the following representations and warranties:

(a) Except as disclosed in ESC’s Annual, Quarterly or Current Reports, each as filed with the Securities and Exchange Commission prior to December 31, 2012, no Loan Party is in material violation, or alleged material violation of any applicable judgment, decree, code, order, law, rule of common law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any applicable state or local statute, regulation, ordinance, order or decree relating to the environment (hereinafter “Environmental Laws”), in any such case, the result of which violation could reasonably be expected to have a Material Adverse Effect.

(b) Except as disclosed in ESC’s Annual, Quarterly or Current Reports, each as filed with the Securities and Exchange Commission prior to December 31, 2012, no Loan Party has received written notice from any third party including, without limitation, any Governmental Authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any hazardous waste, as defined by 42 U.S.C. §9601(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substances or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which it has generated, transported or disposed of have been found at any site at, on or under the real estate for which a federal, state or local agency or other third party has conducted or has ordered that any Loan Party conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances, in any such case, that could reasonably be expected to have a Material Adverse Effect.

(c) Except as disclosed in ESC’s Annual, Quarterly or Current Reports, each as filed with the Securities and Exchange Commission prior to December 31, 2012, (i) no portion of any Loan Party’s real property has been used as a landfill or for dumping or for the handling, processing, storage or disposal of Hazardous Substances except in material compliance with applicable Environmental Laws, (ii) no underground tank for Hazardous Substances has been operated by any Loan Party in material compliance with applicable Environmental Laws; (iii) in the course of any activities conducted by any Loan Party, no Hazardous Substances have been generated or are being used on any real property of such Loan Party, except in the ordinary course of business and in material compliance with applicable Environmental Laws; (iv) there has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (a “Release”) of Hazardous Substances on, upon, into or from any real property of such Loan Party, which Release could reasonably be expected to have a Material Adverse Effect; and (v) any Hazardous Substances that have been generated on any real property of such Loan Party have been transported off-site, treated and disposed of in material compliance with applicable Environmental Laws, in any such case, except to the extent that such condition, event or occurrence could not reasonably be expected to have a Material Adverse Effect.

(d) Except as disclosed in ESC’s Annual, Quarterly or Current Reports, each as filed with the Securities and Exchange Commission prior to December 31, 2012, and except to the extent that any such condition, event or occurrence could not reasonably be expected to have a Material Adverse Effect, no Loan Party is subject to any applicable Environmental Law requiring the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or to the effectiveness of any other transactions contemplated hereby.

(e) This §6.18 shall set forth the sole and exclusive representations and warranties made by the Loan Parties with regard to Environmental Laws, Hazardous Substances, or any other environmental, health or safety matter.

§6.19 Loan Documents.

All of the representations and warranties of the Loan Parties made in this Agreement and the other Loan Documents or any document or instrument delivered by any Loan Party to Agent or Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects, and no Loan Party has failed to disclose such information as is necessary to make such representations and warranties not misleading.  The information, reports, financial statements, exhibits and schedules (excluding projections which have been proposed in good faith) furnished by the Loan Parties to Agent and Lenders in connection with the negotiation, preparation or delivery of this Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein not misleading. All written information furnished after the date hereof by the Loan Parties to Agent or Lenders in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, correct and accurate in every material respect and shall not omit to state any material fact necessary to make the statements herein or therein not misleading, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified; it being recognized by Agent and Lenders that any projections and forecasts provided by Loan Parties are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties.

§6.20 Reserved.

§6.21 Brokers.

No Loan Party has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

§6.22 Ownership.

As of the Closing Date, the Equity Interests owned by the Loan Parties in Borrowers are as set forth in Schedule 6.22.  Except as set forth on Schedule 6.22, as of the Closing Date there are no (a) outstanding rights to purchase, options, warrants or similar rights pursuant to which ESC, NOC or any of their respective Subsidiaries may be required to issue, sell, repurchase or redeem any of its Equity Interests or (b) voting rights agreements with respect to such Equity Interests.

§6.23 OFAC.

No Loan Party is (or will be) a person with whom Agent is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons.  In addition, the Loan Parties hereby agree to provide Agent with any additional information that Agent deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

§6.24 No Fraudulent Intent.

Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by Borrowers or any other Loan Party with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

§6.25 Transaction in Best Interests of  Loan Parties; Consideration.

The transactions evidenced by this Agreement and the other Loan Documents are in the best interests of the Loan Parties.  Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly or indirectly, from (a) successful operations of each of the other Loan Parties and (b) the credit extended by the Lenders to Borrowers hereunder, both in each Loan Party’s separate capacity and as a member of an affiliated group of companies.  The direct and indirect benefits to inure to the Loan Parties pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration,” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the Obligations of the Loan Parties pursuant to this Agreement and the other Loan Documents.

§6.26 Solvency.

As of the Closing Date and after giving affect to the transactions contemplated by this Agreement and the other Loan Documents, including all of the Loans made or to be made hereunder, with respect to the Loan Parties taken as a whole, (a) the fair value of their assets on a going concern basis is greater than the amount of their liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (b) the present fair saleable value of their assets is not less than the amount that will be required to pay the probable liability on their debts as they become absolute and matured, (c) they will be able to pay their debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business (taking into account all available financing options), (d) they do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature and (e) they are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute unreasonably small capital.

§6.27 No Bankruptcy Filing.

No Loan Party is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and to Borrower’s Knowledge, no Person is contemplating the filing of any such petition against any Loan Party.

§6.28 Other Debt.

No Loan Party is in default (after giving effect to applicable grace periods) in the payment of any Indebtedness or the terms of any agreement, mortgage, deed of trust, security agreement, financing agreement, indenture or other lease to which any of them is a party which default, either singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  No Loan Party is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time of payment of any of the Obligations to any other Indebtedness or obligation of Borrowers or any other Loan Party.  Prior to the Closing Date, Lead Borrower has provided to Agent Schedule 6.28 containing a description of the Permitted Existing Indebtedness, which Agent has approved.  Nothing in this §6.28 shall alter or affect the provisions of §8.1.

§7.    AFFIRMATIVE COVENANTS OF LOAN PARTIES

Borrowers and the other Loan Parties (as applicable) covenant and agree that, so long as any Loan, Note, or other Obligation (other than contingent indemnification obligations for which no claim has been asserted) is Outstanding:

§7.1 Punctual Payment.

Borrowers will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes as well as all other sums owing pursuant to the Loan Documents.

§7.2 Maintenance of Office.

Each Borrower will maintain its chief executive office at 1926 10th Avenue N, Suite 400, Lake Worth, Florida 33461, and each Guarantor shall maintain its chief executive office at 3131 Elliott Avenue #500, Seattle, Washington 98121, or at such other place in the United States of America as applicable Loan Party shall designate upon at least thirty (30) days (or such lesser number of days as is acceptable to Agent) prior written notice to Agent, where notices, presentations and demands to or upon the Loan Parties in respect of the Loan Documents may be given or made.  The Loan Parties agree that, in the event of any such change, they will execute and deliver such amendments and other documents as Agent may request to maintain Agent’s perfected Lien on the Collateral.

§7.3 Records and Accounts.

Each Loan Party will keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP, as revised from time to time.  No Loan Party shall, without the prior written consent of Agent, make any material change to the accounting procedures used by them in preparing the financial statements and other information described in §6.4 except as required by law or as required by GAAP.  No Loan Party shall change its fiscal year without the prior written consent of Agent.

§7.4 Financial Statements, Certificates and Information.

ESC and Lead Borrower will deliver to Agent:

(a) not later than one hundred twenty (120) days after the end of each fiscal year of ESC, the audited Consolidated  balance sheet of ESC and its Subsidiaries as of the end of such year, and the related statements of income, changes in capital and cash flows for such year, each setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, and accompanied by an auditor’s report prepared without qualification by ESC’s current accounting firm or other nationally recognized accounting firm reasonably acceptable to Agent, and any other information Agent or Lenders may reasonably require to complete a financial analysis of ESC and its Subsidiaries; provided that so long as ESC is required to file its audited financial statements with the Securities and Exchange Commission, the delivery of such filed financial statements shall satisfy the foregoing requirements of this clause (a);

(b) not later than sixty (60) days after the end of each fiscal quarter of ESC and its Subsidiaries (excluding the fourth fiscal quarter in each year), copies of the balance sheet of ESC and its Subsidiaries as of the end of such quarter, and the related statements of income, changes in capital and cash flows for the portion of ESC’s fiscal year then elapsed, all in reasonable detail and prepared on a Consolidated basis in accordance with GAAP (other than the inclusion of footnotes); provided that so long as ESC is required to file its quarterly financial statements with the Securities and Exchange Commission, the delivery of such filed financial statements shall satisfy the foregoing requirements; together with a certification by the Principal Financial Officer of ESC that the information contained in such financial statements fairly presents, in all material respects, the financial position of ESC and its Subsidiaries on the date thereof (subject to year-end adjustments);

(c) not later than one hundred twenty (120) days after the end of each fiscal year of NOC, the audited Consolidated balance sheet of NOC and its Subsidiaries as of the end of such year, and the related statements of income, changes in capital and cash flows for such year, each setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, and accompanied by an auditor’s report prepared without qualification by NOC’s current accounting firm or a nationally recognized accounting firm reasonably acceptable to Agent, and any other information Agent or Lenders may require to complete a financial analysis of NOC and its Subsidiaries.

(d) not later than sixty (60) days after the end of each fiscal quarter of NOC and its Subsidiaries (excluding the fourth fiscal quarter in each year), copies of the balance sheet of NOC and its Subsidiaries as of the end of such quarter, and the related statements of income, changes in capital and cash flows for the portion of NOC’s fiscal year then elapsed, all in reasonable detail and prepared on a Consolidated basis in accordance with GAAP (other than the inclusion of footnotes); together with a certification by the Principal Financial Officer of NOC that the information contained in such financial statements fairly presents, in all material respects, the financial position of NOC and its Subsidiaries on the date thereof (subject to year-end adjustments);

(e) simultaneously with the delivery of the financial statements referred to in subsections (a), (b), (c) and (d) of this §7.4, a statement (a “Compliance Certificate”) certified by the Principal Financial Officer of NOC and the Principal Financial Officer of ESC in the form of Exhibit B hereto (or in such other form as Agent may approve from time to time) setting forth in reasonable detail computations evidencing compliance with the covenants contained in §9 and the other covenants described therein, and (if applicable) reconciliations to reflect changes in GAAP since the Closing Date;

(f) concurrently with the delivery of the financial statements described in subsections (a), (b), (c) and (d) of this §7.4, a certificate signed by the Principal Financial Officer of NOC to the effect that, having read this Agreement, and based upon an examination which such officer deems sufficient to enable such officer to make an informed statement, such officer is not aware of any Default or Event of Default, or if such Default or Event of Default has occurred, specifying the facts with respect thereto;

(g) simultaneously with the delivery of the Compliance Certificate referred to in subsection (e) of this §7.4, a statement, certified as true and correct by the Principal Financial Officer of NOC, of all Indebtedness of NOC and its Subsidiaries as the end of such fiscal quarter, including, with respect to each such Indebtedness, the original principal amount thereof and outstanding principal amount as of the end of such fiscal quarter, the amount remaining undisbursed, if any, the maturity date and any extension options, the required monthly payments of principal and interest, the identity of the lender, the interest rate, the collateral for such Indebtedness, and whether any default or event of default exists with respect to such Indebtedness;

(h) if requested by Agent, copies of all annual federal income tax returns and amendments thereto of ESC and its Subsidiaries;

(i) not later than March 1 of each year during the term of the Loan, the Budget for NOC and its Subsidiaries for such calendar year.  Such Budget shall be in form reasonably satisfactory to Agent and shall be submitted to Agent together with a narrative description of the assumptions upon which the Budget is based and such other information as Agent may request;

(j) not later than March 1 of each year during the term of the Loan, projected statements of profit and loss and cash flows for NOC and its Subsidiaries, prepared on a quarterly basis, for the current calendar year and next succeeding calendar year.  Such projections shall be in form reasonably satisfactory to Agent and shall be submitted to Agent together with a narrative description of the assumptions upon which such projections are based and such other information as Agent may request; and

(k) from time to time upon the request of Agent or any Lender, copies of surveys prepared by each state agency with primary responsibility for regulating any Borrower’s operations in any such state.

(l) from time to time such other financial data and information pertaining to ESC and its Subsidiaries, NOC and its Subsidiaries, and the Collateral, as Agent or any Lender may reasonably request from time to time.

§7.5 Notices.

(a) Defaults.  Lead Borrower will promptly after Lead Borrower obtains Knowledge thereof notify Agent in writing of the occurrence of any Default or Event of Default.  If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, obligation or other evidence of Indebtedness in an outstanding principal amount of at least $500,000, to which or with respect to which any Borrower is a party or obligor, whether as principal or surety, and such event of default would permit the holder of such note or obligation or other evidence of Indebtedness to accelerate the maturity thereof or the existence of which claimed default might become an Event of Default under §12.1(g), Lead Borrower shall forthwith give written notice thereof to Agent after Lead Borrower obtains Knowledge thereof, describing the notice or action and the nature of the claimed default.  Lead Borrower shall also promptly notify Agent after Lead Borrower obtains Knowledge thereof in writing of any exercise of remedies by the holder of such note, obligation or other evidence of Indebtedness (or any agent or representative thereof) with respect to such event of default.

(b) Environmental Events.  Lead Borrower or ESC will promptly give notice to Agent (i) upon Lead Borrower or ESC obtaining Knowledge of any potential or known Release, or threat of Release, of any Hazardous Substances at or from any real estate of the Loan Parties that, either singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (ii) of any violation of any Environmental Law that any Loan Party reports in writing or is reportable by any Loan Party in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency that, either singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect and (iii) upon obtaining Knowledge thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in either case could reasonably be expected to have a Material Adverse Effect.

(c) Notification of Claims Against Collateral.  Lead Borrower or Holdings will, promptly upon obtaining Knowledge thereof, notify Agent in writing of any claims pertaining to the Collateral or other property of the Borrowers which, either singly or in the aggregate, could reasonably be expected to exceed $500,000, as well as any setoff, withholdings or other defenses to which any of the Collateral, or the rights of Agent or Lenders with respect to the Collateral, are subject, in each case, other than related to Permitted Liens.

(d) Notice of Litigation and Judgments.  Lead Borrower or ESC will give notice to Agent in writing, within thirty (30) days if the matter involves any Borrower or forty-five (45) days if the matter involves ESC or any of its Subsidiaries other than Borrowers after Lead Borrower obtains Knowledge thereof any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting any of such Loan Parties or their Subsidiaries or to which any of such Persons is or is to become a party involving an uninsured claim against any of such Persons that could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings.  Lead Borrower or ESC will give notice to Agent, in writing, in form and detail satisfactory to Agent and each of Lenders, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against any of the Loan Parties in an amount, whether singly or in the aggregate, in excess of $1,000,000.

(e) ERISA.  Lead Borrower will give notice to Agent within five (5) Business Days after Borrower’s Knowledge that NOC or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any ERISA Reportable Event with respect to any Guaranteed Pension Plan, or that the plan administrator of any such plan has given or is required to give notice to the PGBC of any such ERISA Reportable Event; (ii) has received a copy of any notice of withdrawal liability under Title IV of ERISA with respect to a Multiemployer Plan; or (iii) has received any notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Guaranteed Pension Plan.

(f) Notice of Material Adverse Effect.  Lead Borrower or ESC will give notice to Agent in writing within (i) thirty (30) days if the matter involves any Borrower or (ii) forty-five (45) days if the mater involves ESC, in each case, after Lead Borrower obtains Knowledge of the occurrence of any event or circumstance which could reasonably be expected to have a Material Adverse Effect.

§7.6 Existence; Maintenance of Properties.

Except as permitted under §8.4, the Loan Parties will do or cause to be done all things necessary to preserve and keep in full force and effect their respective legal existences and good standing in their respective jurisdictions of incorporation, organization or formation (as the case may be).  Except as permitted under §8.4 or where the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Loan Parties will do or cause to be done all things necessary to preserve or establish their respective good standing as a foreign entity and due authorization to do business in the jurisdictions described in §6.1(a).  Except as permitted under §8.4, each Loan Party will do or cause to be done all things necessary to preserve and keep in full force all of its rights and franchises, except where the failure to preserve such rights and franchises would not reasonably be expected to have a Material Adverse Effect.

§7.7 Insurance.

(a) Maintenance of Insurance.  Each Loan Party will maintain with financially sound and reputable insurers not Affiliates of any Loan Party that are licensed to do business in the State where the policy is issued and, with respect to any property and casualty insurance, insurance with respect to its properties and business against such casualties and contingencies, as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas, and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent in accordance with sound business practices and the reasonable determination of management of the Loan Parties.  On or before the Closing Date, Lead Borrower shall furnish to Agent a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by Borrowers, and shall cause each issuer of an insurance policy to provide Agent with an endorsement (i) showing Agent as a loss payee with respect to each policy of property or casualty insurance and naming Agent as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days’ notice will be given to Agent prior to any cancellation of, or material reduction or change in coverage provided by or other material modification to such policy, and also a cross liability/severability endorsement.  The Loan Parties shall be responsible for all premiums on insurance policies.  Upon Agent’s request, Lead Borrower shall deliver certified copies of all such policies to Agent, and shall promptly furnish to Agent all renewal notices and evidence that all premiums or portions thereof then due and payable have been paid.  At least fifteen (15) days prior to the expiration date of the policies, Lead Borrower shall deliver to Agent evidence of continued coverage, including a certificate of insurance, as may be reasonably satisfactory to Agent.

(b) Blanket Policies.  Such insurance may be provided under blanket policies of insurance obtained by ESC or NOC.  Such blanket policies may cover additional locations and property of the Loan Parties and other Persons, provided that such blanket policies comply with all of the terms and provisions of this §7.7 and contain endorsements or clauses assuring that any claim recovery will not be less than that which a separate policy would provide, including, without limitation, a priority claim provision with respect to property insurance and an aggregate limits of insurance endorsement in the case of liability insurance.  Upon request by Lead Borrower, Agent and Lead Borrower may approve variations in the foregoing requirements from time to time.

(c) No Separate Insurance.  Borrowers shall not carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Agreement unless such insurance complies with the terms and provisions of this §7.7.

§7.8 Taxes.

Each Loan Party will duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all material taxes, assessments and other governmental charges imposed upon it and the Collateral owned by it, including, without limitation, any payments in lieu of taxes, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials or supplies that if unpaid might by law become a lien or charge upon any of its property or the property of any other Loan Party; provided that any such tax, assessment, charge, levy or claim need not be paid if (a) the validity or amount thereof shall currently be contested in good faith by appropriate proceedings, (b) no Collateral nor any interest therein would be in any danger of sale, forfeiture or loss by reason of such proceeding and (c) the Loan Party shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto; and provided further that the Loan Parties will pay, or cause to be paid, all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

§7.9 Inspection of the Loan Parties’ Books.

ESC and NOC shall permit or cause the other Loan Parties and their respective Subsidiaries to permit, Lenders, through Agent or any representative designated by Agent, at the Loan Parties’ expense if an Event of Default is then in existence, and upon reasonable prior notice to visit and inspect any place of business of any Loan Party, to examine the books of account of Borrowers and the other Loan Parties (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of Borrowers and the other Loan Parties with, and to be advised as to the same by, its officers, all at such reasonable times and intervals as Agent or any Lender may reasonably request.  Notwithstanding the foregoing, any such inspection may be limited to the extent necessary to maintain the confidentiality of resident and patient information in accordance with applicable law.

§7.10 Compliance with Laws, Contracts, Licenses, and Permits.

ESC and NOC will comply and cause each of the other Loan Parties and their respective Subsidiaries to comply, in all respects with (i) all applicable laws, ordinances, regulations and requirements now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (ii) the provisions of its Organizational Documents, (iii) all mortgages, indentures, contracts, agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except in each case where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.  If at any time while any Loan or Note is outstanding, any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that any Borrower or any other Loan Party may fulfill any of their obligations hereunder or under the other Loan Documents, the Loan Parties will promptly take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license and furnish Agent and Lenders with evidence thereof.

§7.11 Further Assurances.

Each Loan Party will cooperate, and cause the other Loan Parties to cooperate, with Agent and Lenders and execute such further instruments and documents as Lenders or Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

§7.12 Plan Assets.

Borrowers will do, or cause to be done, all things necessary to ensure that none of the Collateral will be deemed to be Plan Assets at any time.

§7.13 Business Operations.

Each Loan Party shall operate its respective business generally in substantially the same manner as has been previously conducted and businesses reasonably related thereto (including, for the avoidance of doubt, the provision of outpatient therapy, the sale of medical devices and geographic expansion) and the Loan Parties shall not materially change the nature of such business or engage in any other material unrelated businesses or activities.  Each Loan Party shall further operate their respective businesses in compliance with the terms and conditions of the Loan Documents relating to such business.

§7.14 Transfer of Collection Account.

Borrowers shall make all reasonable efforts to cause all payments from Medicare to be made to a collection account maintained at KeyBank or such other Lender acceptable to Agent ("Agent Collection Account"), but in any case, such transition of payments from Medicare shall occur on or before the earlier of (a) the first anniversary of the Closing Date, (b) prior to exercising any Change of Control or (c) prior to exercising any sale of the assets of ESC and its Subsidiaries in a single transaction or series of transactions which, in the aggregate, exceed twenty percent (20%) of the total book value of such properties.  In addition to the foregoing, Borrowers agree that the Agent Collection Account shall be subject to a collection account agreement substantially similar to the Collection Account Agreement among NOC, Agent and Regions Bank executed on the Closing Date.

§7.15 Additional Subsidiaries; Additional Borrowers.

Within thirty (30) days (or such longer period of time as Agent may approve) of any Person becoming a wholly owned, direct or indirect Subsidiary of NOC organized in the United States after the Closing Date, NOC will provide Agent with written notice thereof setting forth information in reasonable detail describing the scope and approximate amount of all assets of such Subsidiary and shall, subject to compliance with the terms of § 6.23, (a) cause such Subsidiary to execute and deliver to Agent a Subsidiary Joinder Agreement, (b) cause the Equity Interests in such Subsidiary to be pledged by amendment to the Security Agreement, and (c) cause such Subsidiary and each required Loan Party to deliver such additional documents and certificates as Agent or any Lender reasonably shall request (including, without limitation, if requested by any Lender, a new Note payable to such Lender executed by all Borrowers), in addition to certified resolutions and other Organizational Documents and authorizing documents of such Subsidiary and favorable opinions of counsel to such Subsidiary, all in form and substance reasonably acceptable to Agent.  Any document (other than opinions) or certificate delivered in connection with this §7.15 shall constitute a Loan Document.

§8.           CERTAIN NEGATIVE COVENANTS OF LOAN PARTIES

Borrowers and the other Loan Parties (as applicable) covenant and agree that, so long as any Loan, Note, or other Obligation (other than contingent indemnification obligations for which no claim has been asserted) is outstanding:

§8.1 Restrictions on Indebtedness.

Subject to the further restrictions of §9.1, the Borrowers will not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(i) the Obligations;

(ii) the Permitted Existing Indebtedness and any refinancing thereof;

(iii) Indebtedness of any Borrower to any other Loan Party or Affiliate of a Loan Party so long as such Indebtedness is subordinated to the Obligations on terms reasonably satisfactory to Agent, which subordination terms shall include, among other things, an agreement that no principal or interest shall be paid on such subordinated Indebtedness at any time that a Default or an Event of Default exists;

(iv) to the extent constituting Indebtedness, liabilities in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;

(v) Indebtedness in respect of judgments or awards that would not constitute an Event of Default;

(vi) obligations under any Hedge Agreement incurred in the ordinary course of business for bona fide hedging purposes;

(vii) Indebtedness owing to insurance carriers or finance companies and incurred to finance insurance premiums of any Borrower in the ordinary course of business in a principal amount not to exceed at any time the amount of such insurance premiums to be paid by such Borrower;

(viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, or pursuant to netting services or otherwise in connection with deposit accounts, treasury, depositary and cash management services or ACH transfers of funds, commercial credit card, purchase card and merchant card services;

(ix) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(x) Indebtedness in connection with surety or performance (or similar) bonds, letters of credit and performance bonds obtained in the ordinary course of business in connection with workers’ compensation obligations of the Borrowers and in connection with other surety and performance bonds in the ordinary course of business;

(xi) Indebtedness in respect of Capitalized Leases or purchase money obligations, and refinancings and renewals thereof, not to exceed $2,500,000 in aggregate (for all Borrowers) principal amount at any time outstanding;

(xii) other unsecured Indebtedness of Borrowers not otherwise permitted under this §8.1 in an aggregate (for all Borrowers) principal amount not to exceed $1,000,000 at any time outstanding; and

(xiii) guarantees of any of the Indebtedness permitted under this §8.1.

§8.2 Restrictions on Liens, Etc.

The Borrowers will not (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, negative pledge that would preclude Liens in favor of the Agent and Lenders to secure the Obligations, charge or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of its property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; or (d) sell, assign, pledge or otherwise encumber any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse (collectively the “Liens”); provided that the Borrowers may create or incur or suffer to be created or incurred or to exist any of the following (the “Permitted Liens”):

(i) Liens for taxes, assessments and other governmental charges or claims for labor, material or supplies in respect of obligations not overdue or being contested in good faith;

(ii) Liens in favor of Agent and Lenders under the Loan Documents;

(iii) Liens on properties of any Borrower (including the rents, issues and profits therefrom) in respect of Indebtedness which is permitted by §8.1(ii) or 8.1(xi);

(iv) Liens arising in the ordinary course of business, including (A) Liens of carriers, warehousemen, mechanics, landlords, operators and materialmen and other similar Liens imposed by law, (B) Liens incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA), (C) Liens in connection with letters of credit, surety bonds, bids, performance bonds and similar obligations, if applicable for sums not overdue or being diligently contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed, or (D) Liens in connection with other letters of credit issued in the ordinary course of any Borrower’s business;

(v) Liens described on the Perfection Certificate as of the Closing Date;

(vi) attachments, appeal bonds, judgments and other similar Liens, with respect to judgments that do not otherwise result in or cause an Event of Default;

(vii) pledges or deposits in the ordinary course of business required to secure performance bids, tenders, trade contracts, performance bonds, statutory obligations, leases, government contracts, surety, indemnity, performance or similar bonds in connection with judicial or administrative proceedings and other obligations of a like nature;

(viii) easements, rights of way, servitudes, covenants, exceptions, reservations, zoning ordinances, entitlements, minor defects or irregularities in title or survey, building codes and other land use laws and environmental restrictions, regulations and ordinances, and other similar Liens regulating the use or occupancy of real property or the activities conducted thereon which are imposed by a Governmental Authority having jurisdiction over such real property, in each case which are not violated in any material respect by the current use or occupancy of such real property and do not interfere in any material respect with the ordinary operation of the business of any Borrower;

(ix) licenses or sublicenses of intellectual property granted in the ordinary course of business;

(x) Liens arising under Article 2 or Article 4 of the Uniform Commercial Code and customary banker’s liens and rights of set-off, revocation, refund or chargeback in favor of banks or other financial institutions where the Borrowers maintain deposits in the ordinary course of business;

(xi) Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or consignments;

(xii) Liens deemed to exist in connection with repurchase agreements and other similar investments to the extent such Investments are permitted under this Agreement;

(xiii) the replacement, extension or renewal of any Lien permitted by clauses (iii) hereof upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Indebtedness secured thereby; and

(xiv) Liens existing on any asset of a Person at the time such Person becomes a Subsidiary of NOC and not created in contemplation of such event.

§8.3 Restrictions on Investments.

The Borrowers will not make or permit to exist or to remain outstanding any Investment except Investments in:

(a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by any Borrower;

(b) marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;

(c) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000; provided, however, that the aggregate amount at the time of such Investment so invested with any single bank having total assets of less than $1,000,000,000 will not exceed $250,000;

(d) securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any State which at the time of purchase are rated by Moody’s or by S&P at not less than “P-1” if then rated by Moody’s, and not less than “A-1”, if then rated by S&P;

(e) mortgage-backed securities guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation and other mortgage-backed bonds which at the time of purchase are rated by Moody’s or by S&P at not less than “Aa” if then rated by Moody’s and not less than “AA” if then rated by S&P;

(f) shares of so-called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing subsections (a) through (e) and have total assets in excess of $50,000,000;

(g) Investments by NOC in its current Subsidiaries and in other wholly owned Subsidiaries of NOC that are or become a Borrower substantially contemporaneously therewith pursuant to §7.15;

(h) extensions of trade credit in the ordinary course of business;

(i) Investments of any Person existing at the time such Person becomes a Borrower or consolidates or merges with a Borrower so long as such Investments were not made in contemplation of such Person becoming a Borrower or of such consolidation or merger;

(j) Investments (including Indebtedness and other obligations) received in connection with the bankruptcy or reorganization of customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers in the ordinary course of business;

(k) Investments listed on Schedule 8.3 as of the Closing Date;

(l) indemnities made and surety and performance bonds and letters of credit issued in the ordinary course of business;

(m) Investments in connection with Hedge Agreements permitted under this Agreement;

(n) the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a Subsidiary of NOC and a Borrower (including as a result of a merger or consolidation); provided, that with respect to each purchase or other acquisition made pursuant to this §8.3(n) (each, a “Permitted Acquisition”):

(1)           to the extent required by this Agreement, the Equity Interest of such Subsidiary shall constitute Collateral and each such newly created or acquired Subsidiary shall be a Borrower and shall become a grantor under the Security Agreement; and

(2)           (A) immediately before and after giving pro forma effect to any such purchase or other acquisition, no Default or Event of Default shall exist and be continuing and (B) in connection with acquisitions for consideration in excess of $2,000,000, Borrower has delivered to Agent a pro forma Compliance Certificate showing that after giving effect to such Investment, Loan Parties remain in compliance with the financial covenants in §9.1; and

(3)           the amount of the Investment made by Borrowers with respect to such acquisition, when combined with the amount paid in other Permitted Acquisitions and the amount expended for capital expenditures during the immediately preceding twelve (12) month period, exclusive of amounts derived from additional equity investment in NOC, does not exceed thirty percent (30%) of the EBITDA of NOC and its Subsidiaries for the most recently completed twelve (12) month period;

                              (o) additional Investments so long as no Default or Event of Default shall exist immediately prior thereto or after giving effect thereto and so long as the aggregate amount invested, loaned or advanced pursuant to this §8.3(o) does not exceed $1,000,000 in the aggregate at any time; and

(p) Investments in the form of loans permitted by §8.1(iii).

§8.4 Merger, Consolidation.

(a) The Borrowers will not become a party to any dissolution, liquidation, merger, reorganization, consolidation or other business combination, or agree to or effect any asset acquisition or stock acquisition or other acquisition which may have a similar effect as any of the foregoing without the prior written consent of the Required Lenders, except that:

(i) any Subsidiary of NOC may be merged or consolidated with or into NOC (provided that NOC shall be the continuing or surviving corporation) or with or into any Subsidiary of NOC that is a Borrower (provided that such Borrower shall be the continuing or surviving corporation);

(ii) any Subsidiary of NOC may dispose of any or all of its assets (upon voluntary liquidation or otherwise) to NOC or any Subsidiary of NOC that is a Borrower; and

(iii) any Borrower may consummate any Investment otherwise permitted by §8.3(n) by merger or consolidation, provided that such Borrower is the continuing or surviving corporation.

(b) ESC and its Subsidiaries will not become a party to any merger, reorganization, consolidation or other business combination or agree to or effect any asset acquisition or stock acquisition or other acquisition which may have a similar effect of any Person that primarily carries on a home healthcare business that operates in the same market areas as NOC and its Subsidiaries, or form any new Subsidiary to carry on a home healthcare business, unless such Person is, upon the consummation of such transaction or formation, a wholly owned direct Subsidiary of NOC.

§8.5 Sale and Leaseback.

The Borrowers will not enter into any arrangement, directly or indirectly, whereby such Person shall sell or transfer any real property or personal property in order that then or thereafter such Person shall lease back such property.

§8.6 Compliance with Environmental Laws.

The Loan Parties will not do any of the following if to do so could reasonably be expected to result in a Material Adverse Effect:  (a) use any real property as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of business and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any real property any underground tank or other underground storage receptacle for Hazardous Substances except in material compliance with Environmental Laws, (c) generate any Hazardous Substances on any real property owned by a Loan Party except as generated in the ordinary course of business and in material compliance with Environmental Laws, (d) cause a Release of Hazardous Substances on, upon or into the real property owned by a Loan Party which give rise to liability under CERCLA or any other Environmental Law, or (e)  transport or arrange for the transport of any Hazardous Substances (except as required in the ordinary course of business and in material compliance with all Environmental Laws).

If any Loan Party causes any Release of Hazardous Substances in violation of Environmental Laws to occur and that could reasonably be expected to have a Material Adverse Effect, such Loan Party shall cause the prompt containment and removal of such Hazardous Substances and remediation of the real property in material compliance with all applicable Environmental Laws.

§8.7 Distributions.

No Distributions shall be made by the Borrowers, or any of them, except as permitted in this §8.7.  Distributions are permitted as follows: (a) Borrowers may make a Distribution within five (5) days of the Closing Date in an amount up to the net proceeds of the Loans received, (b) NOC’s Subsidiaries may make Distributions to NOC, and (c) so long as no Default or Event of Default shall have occurred and be continuing, and after giving pro forma effect to the proposed Distribution, Borrowers shall be in compliance with §9.1, NOC may make (i) quarterly Distributions to Holdings of seventy percent (70%) of NOC Net Cash Flow for the immediately preceding fiscal quarter of NOC, and (ii) Distributions required by the Tax Sharing Agreement.

§8.8 Asset Sales.

(a) The Borrowers shall not, in any single transaction or series of related transactions, directly or indirectly, hypothecate, sell, assign, transfer, mortgage, pledge, encumber or otherwise dispose of any Collateral, any Equity Interests held by NOC in any other Borrower, or permit the same to be sold, assigned, transferred, conveyed, contracted for or encumbered, or otherwise disposed of, or otherwise incur, create, assume or permit to exist any mortgage, pledge, security interest, encumbrance, Lien or charge of any kind upon such assets (other than to Agent or in respect of Permitted Liens), nor shall the Borrowers, or any of them, whether in a single transaction or a series of related transactions, convey, lease with option to purchase, enter into a contract for sale, or grant an option to purchase all or any portion of such assets, except as follows:

(i) transfers, conveyances or other dispositions of any real property resulting from any condemnation;

(ii) transfers, conveyances or other dispositions of any property resulting from the granting of Permitted Liens;

(iii) sales, leases, subleases and other dispositions of assets that are obsolete, worn out or no longer used or useful in the applicable Borrower’s business;

(iv) dispositions or liquidations of cash and other Investments in the ordinary course of business;

(v) the termination, surrender or sublease of leases (as lessee), licenses (as licensee), subleases (as sublessee) and sublicenses (as sublicensee) in the ordinary course of business;

(vi) the settlement or write-off of accounts receivable in the ordinary course of business;

(vii) sales, transfers and other dispositions between or among Borrowers;

(viii) dispositions of assets not otherwise described in this §8.4(a) for an aggregate consideration less than or equal to $5,000,000 in any fiscal year, subject to the following conditions:

(a) the sale is made for fair value and at least seventy-five percent (75%) of the consideration received therefor shall be cash;

(b) the Net Cash Proceeds shall be used to prepay the Loans as provided in §3.2;

(c) the sale may include the sale of all of the assets of or Equity Interest in any Borrower other than NOC, and in such case such Borrower shall be released as a Borrower from liability for the Obligations as provided in §14.11; or

(ix) dispositions of assets in connection with transactions permitted by §8.4.

(b) ESC and its Subsidiaries shall not, in any single transaction or series of transactions, directly or indirectly sell, transfer or otherwise dispose of their “owned” portfolio of properties having an aggregate book value of more than twenty percent (20%) of the total book value of such properties during any consecutive twelve (12) month period; provided, however, that the foregoing restriction shall not apply if the Threshold Covenants are satisfied after giving effect to any such disposition.

§8.9 Reserved.

§8.10 Negative Pledges, Restrictive Agreements, Etc.

The Borrowers will not enter into any agreement (excluding this Agreement and any other Loan Document) prohibiting or restricting:

(i) the creation or assumption of any Lien in favor of Agent or Lenders upon its properties, revenues or assets, whether now owned or hereafter acquired, except for Liens expressly permitted pursuant to §8.2;

(ii) the ability of Borrowers to amend or otherwise modify this Agreement or any other Loan Document; or

(iii) the ability of any Subsidiary of NOC to make any payments, directly or indirectly, to NOC by way of dividends, distributions, return on equity, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment or transfer any property or asset, directly or indirectly, to NOC, in each case other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or any part of the Equity Interests or assets of any Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary or assets to be sold and such sale is permitted hereunder, (B) restrictions or conditions imposed by any agreement relating to Indebtedness permitted under this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (C) customary provisions in leases, licenses and other contracts restricting the assignment thereof, (D) provisions relating to the transfer, assignment or sublet of any lease or other agreement entered into in the ordinary course of business, or (E) restrictions or conditions on a Subsidiary existing prior to such Subsidiary becoming a Subsidiary of NOC, so long as such restriction or condition only applies to such Subsidiary.

§8.11 Organizational Documents.

Neither Borrowers nor any other Loan Party shall modify, amend, cancel, release, surrender, terminate or permit the modification, amendment, cancellation, release, surrender or termination of, any of its Organizational Documents if such action could reasonably be expected to materially and adversely affect the Agent and Lenders.

§8.12 Affiliate Transactions.

Except for the Loan Documents and the other agreements listed on Schedule 6.15, the Borrowers will not enter into, or cause, suffer or permit to exist any arrangement or contract with, any of their respective Affiliates unless such arrangement or contract:

(i)	is not otherwise prohibited by this Agreement or the other Loan Documents;

(ii)
(i) is in the ordinary course of business of the Borrowers and (ii) which is on terms which are not materially less favorable to any such Borrower than are obtainable from any Person which is not one of its Affiliates.

The foregoing provisions of this §8.12 shall not prohibit any Borrower from engaging in any of the following transactions:  (i) any transaction by and between or among the Borrowers, (ii) entering into or complying with any employment agreement or equity incentive arrangements, with any employee, officer, director, member or consultant of any Borrower, in each case, in the ordinary course of business, (iii) any Distributions or other payments permitted under this Agreement, and (iv) the payment of fees and compensation to, and customary indemnities and reimbursements provided on behalf of, officers, directors, employees and agents of any Borrower to the extent not prohibited by this Agreement.

§8.13 Management Fees, Expenses, Etc.

The Borrowers will not pay management, advisory, consulting, director or other similar fees, other than:

1.	fees payable to Agent, Lenders or any of their Affiliates as in effect on the date hereof;

2.	fees payable to non-Affiliates engaged on an arm’s-length basis;

3.	director fees and reimbursement of out-of-pocket expenses; or

4.
fees payable to any Loan Party in the ordinary course of business so long as contemplated in the Budgets provided pursuant to §7.4(i) and so long as the amount of any such fee is comparable to the fee that would be charged for similar services by a non-affiliated third party.

§9.           FINANCIAL COVENANTS

The Loan Parties covenant and agree that, so long as any Loan, Note or other Obligation is outstanding:

§9.1 NOC Financial Covenants.

(a) Debt Service Coverage Ratio.  Commencing with the fiscal quarter ending June 30, 2013, Borrowers will not, as of the end of any fiscal quarter of Borrowers, permit the Debt Service Coverage Ratio for the fiscal quarter then ended and the immediately preceding three (3) fiscal quarters (treated as a single accounting period) (the “Test Period”), to be less than 1.5 to 1.0; provided that for the Test Periods ending June 30, 2013 and September 30, 2013, the Debt Service Coverage Ratio shall be determined by annualizing the amounts for the 6 (six) or 9 (nine) month periods, as applicable, beginning January 1, 2013.

(b) Total Leverage Ratio.  Borrowers will not, as of the end of any fiscal quarter of Borrowers, permit the Total Leverage Ratio for the Test Period to exceed the following (it being agreed that for the Test Periods ending June 30, 2013 and September 30, 2013, EBITDA shall be determined by annualizing the amounts for the 6 (six) or 9 (nine) month periods, as applicable, beginning January 1, 2013):

Test Period Ending	Total Leverage Ratio
6/30/13, 9/30/13, 12/31/13	3.25 to 1.0
3/31/14, 6/30/14, 9/30/14, 12/31/14	2.75 to 1.0
3/31/15, 6/30/15, 9/30/15, 12/31/15	2.0 to 1.0
3/31/16 and thereafter	1.25 to 1.0

(c) Net Worth.  Commencing June 30, 2013, Borrowers will not, as of the last day of any fiscal quarter, permit the Consolidated Net Worth of NOC and its Subsidiaries to be less than the beginning Net Worth (after giving effect to the Distribution within five (5) days of the Closing Date) determined by NOC as of March 31, 2013 and approved by Agent, plus thirty percent (30%) of Net Income of NOC and its Subsidiaries earned after the Closing Date, plus eighty percent (80%) of any additional equity Investment made in NOC after the Closing Date.
(d) Liquidity.  Borrowers will not, as of the end of any fiscal quarter, permit Available Liquidity of NOC and its Subsidiaries to be less than $1,000,000.

§9.2 ESC Financial Covenants.

(a) Fixed Charge Coverage Ratio.  ESC will not, as of the end of any fiscal quarter of ESC, permit the Fixed Charge Coverage Ratio for the Test Period to be less than (i) 1.05 to 1.0 for all Test Periods before the Test Period ending June 30, 2014, and (ii) 1.1 to 1.0 thereafter.

(b) Liquid Assets.  ESC will not, as of the end of any fiscal quarter, permit Liquid Assets of ESC and its Subsidiaries to be less than $25,000,000, provided that such minimum shall be reduced to $20,000,000 from and after the first measurement date that the Fixed Charge Coverage Ratio is greater than or equal to 1.1 to 1.0.

§10.           CLOSING CONDITIONS

The obligations of Agent and Lenders to make the Loans shall be subject to the satisfaction of the following conditions precedent on or prior to the Closing Date:

§10.1 Loan Documents.

Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to the Required Lenders.  Agent shall have received a fully executed copy of each such document, except that each Lender shall have received a fully executed counterpart of its Note or Notes.

§10.2 Certified Copies of Organizational Documents.

Agent shall have received from each Loan Party a copy, certified as of a recent date by the appropriate officer of each State in which each such Loan Party is organized and in which such Loan Party is qualified to do business and by a duly authorized member, manager, partner or officer of such Loan Party, as applicable, to be true and complete, of the Organizational Documents of such Loan Party, or its qualification to do business, as applicable, as in effect on such date of certification.

§10.3 Resolutions.

All action on the part of each Loan Party necessary for the valid execution, delivery and performance by such Loan Party of this Agreement and the other Loan Documents (as applicable) to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to Agent shall have been provided to Agent.  Agent shall have received from each Loan Party, true copies of their respective resolutions adopted by their respective board of directors or other governing body authorizing the transactions described herein, each certified by its secretary, assistant secretary or other appropriate representative as of a recent date to be true and complete.

§10.4 Incumbency Certificate; Authorized Signers.

Agent shall have received from each Loan Party, an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Loan Party and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Loan Party, each of the Loan Documents to which such Person is or is to become a party.  Agent shall have also received from Lead Borrower a certificate, dated as of the Closing Date, signed by a duly authorized officer of Lead Borrower and giving the name and specimen signature of each individual who shall be authorized to make Loan Requests and Conversion Requests, and to give notices and to take other action on behalf of Borrowers under the Loan Documents.

§10.5 Opinion of Counsel.

Agent shall have received a favorable opinion addressed to Lenders and Agent and dated as of the Closing Date, in form and substance reasonably satisfactory to Agent, from counsel of Loan Parties, and counsel in such other states as may be requested by Agent, as to such matters as Agent shall reasonably request.

§10.6 Payment of Fees.

Borrower shall have paid to Agent the fees payable pursuant to §4.2.

§10.7 Insurance.

Agent shall have received evidence reasonably satisfactory to it that the insurance coverages required by this Agreement or the other Loan Documents are in effect.

§10.8 Performance; No Default.

The Loan Parties shall have performed and complied with all terms and conditions herein required to be performed or complied with by them on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

§10.9 Representations and Warranties.

The representations and warranties made by the Loan Parties in the Loan Documents or otherwise made by or on behalf of the Loan Parties in connection therewith on the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Closing Date, and Agent shall have received written confirmation thereof from Lead Borrower.

               §10.10 Proceedings and Documents.

No proceeding challenging or seeking to enjoin any of the transactions contemplated by the Loan Documents, or which could reasonably be expected to have a Material Adverse Effect shall be pending or shall have been threatened.

§10.11 Security Documents.

The Security Documents shall have been delivered to Agent at Borrower’s expense, granting Agent a first-priority Lien on the Collateral, subject only to Permitted Liens.  Borrowers shall have executed and delivered to Agent the Perfection Certificate.

§10.12 Other Documents.

Agent shall have received executed copies of all other material agreements as Agent may have reasonably requested.

§10.13 No Litigation.

Agent shall have received reasonably satisfactory evidence that there are no actions, suits, investigations or proceedings pending or threatened, in any court or before any arbitrator or other Governmental Authority that purports to adversely affect any Loan Party, or any transaction contemplated hereby, that could reasonably be expected to have a Material Adverse Effect.

§10.14 Other.

Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as Agent or Agent’s Special Counsel may reasonably have requested.

§11.           CONDITIONS TO ALL BORROWINGS

The obligations of Lenders to advance funds, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

§11.1 Representations True; No Default.

Each of the representations and warranties made by the Loan Parties contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of

.

which they were made and shall also be true in all material respects as of the time of the making of such Loan, with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date), and no Default or Event of Default shall have occurred and be continuing, or shall result from the making of such Loan.

               §11.2 No Legal Impediment.

No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Lender would make it illegal for such Lender to make such Loan.

§11.3 Borrowing Documents.

Agent shall have received a fully completed Loan Request for such Loan and the other documents and information as required by §2.4.

§12.           EVENTS OF DEFAULT; ACCELERATION; ETC.

§12.1 Events of Default and Acceleration.

If any of the following events (“Events of Default”) shall occur:

(a) Borrowers shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment and such failure shall continue for three (3) days;

(b) Borrowers shall fail to pay any interest on the Loans or any other sums due hereunder or under any of the other Loan Documents when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment, and such failure shall continue for three (3) days (provided that such grace period will not apply to interest due upon the maturity of the Obligations);

(c) The Loan Parties shall fail to comply with the covenants contained in §7.14 or any covenant contained in §8 or §9; notwithstanding the foregoing clause in this Section 12.1(c), no Event of Default shall occur if the Loan Parties shall fail to comply with covenants contained in §7.14(b) or §7.14(c) unless (x) such failure shall continue for ninety (90) days, or (y) such failure shall continue beyond the first anniversary of the Closing Date;

(d) The Loan Parties shall fail to comply with any covenant contained in §7.4 and such failure shall continue for ten (10) days;

(e) The Loan Parties shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified in the other subclauses of this §12); and such failure shall continue for thirty (30) days after written notice thereof shall have been given to Lead Borrower by Agent;

                              (f) Any representation or warranty made by any Loan Party in this Agreement or by such Loan Party in any other Loan Document to which it is a party, or in any report, certificate, financial statement, request for a Loan, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, or any of the other Loan Documents shall prove to have been false or misleading in any material respect upon the date when made or deemed to have been made or repeated;

(g) Any Loan Party or any other Subsidiary of ESC shall fail to pay at maturity or otherwise when due, or within any applicable period of grace, any obligation for borrowed money or credit received or other Indebtedness having an aggregate principal amount outstanding of at least $1,000,000 with respect to any Borrower, or $2,000,000 with respect to any other Loan Party or any other Subsidiary of ESC, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any such borrowed money or credit received or other Indebtedness for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

(h) Any Loan Party (1) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of such Loan Party or of any substantial part of the assets of any thereof, (2) shall commence any case or other proceeding relating to such Loan Party under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (3) shall take any action to authorize or in furtherance of any of the foregoing;

(i) A petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any Loan Party, or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any Loan Party under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and such Loan Party shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within ninety (90) days following the filing or commencement thereof;

(j) A decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating any Loan Party bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any Loan Party in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(k) There shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, any final judgment against any Loan Party, that, with other outstanding final judgments, undischarged, against such Loan Party exceeds in the aggregate $1,000,000 in the case of any Borrower or $2,000,000 in the case of any other Loan Party (to the extent not paid or covered by insurance);

(l) If any of the Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of Lenders, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any Loan Party or any of their respective stockholders, partners, members or beneficiaries, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(m) Any dissolution, termination, partial or complete liquidation, merger or consolidation of any Loan Party, or any sale, transfer or other disposition of the assets of any Borrower, other than as permitted under the terms of this Agreement or the other Loan Documents;

(n) Any Borrower shall be indicted for a federal crime, a punishment for which could include the forfeiture of any assets of such Borrower included in the Collateral;

(o) A Change of Control shall occur;

(p) NOC amends, waives, rescinds, revokes or terminates the instructions given in the Transfers from Collection Account section of the Collection Account Agreement;

(q) Any Event of Default, as defined in any of the other Loan Documents, shall occur; or

(r) Any amendment to or termination of a financing statement naming any Borrower as debtor and Agent as secured party relating to the Collateral, or any correction statement with respect thereto, is filed in any jurisdiction by, or caused by, or at the instance of any Borrower without the prior written consent of Agent (except to the extent of a release of Collateral permitted by this Agreement); or any amendment to or termination of a financing statement naming any Borrower as debtor and Agent as secured party, or any correction statement with respect thereto, is filed in any jurisdiction by any party other than Agent or Agent’s counsel (or by such Borrower at Agent’s direction) without the prior written consent of Agent and such Borrower fails to use its best efforts to cause the effect of such filing to be completely nullified to the reasonable satisfaction of Agent within ten (10) days after notice to Borrower thereof; then, and in any such event, Agent may, and upon the request of the Required Lenders shall, by notice in writing to Lead Borrower declare all amounts owing with respect to this Agreement, the Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrowers; provided that in the event of any Event of Default specified in §12.1(h), §12.1(i) or §12.1(j), all such amounts shall become immediately due and payable automatically and without any requirement of notice from any of Lenders or Agent.

§12.2 Limitation of Cure Periods.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, any reference in this Agreement or any other Loan Document to “the continuance of a default” or “the continuance of an Event of Default” or any similar phrase shall not create or be deemed to create any right on the part of any Loan Party or any other party to cure any default following the expiration of any applicable grace or notice and cure period.

               §12.3 Remedies.

(a) In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not Lenders shall have accelerated the maturity of the Loans and other Obligations pursuant to §12.1, Agent on behalf of Lenders may, and upon direction of the Required Lenders shall, proceed to protect and enforce their rights and remedies under this Agreement, the Notes or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, including to the full extent permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right.  No remedy herein conferred upon Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.  In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, Borrowers shall pay all costs of collection including, but not limited to, reasonable attorney’s fees.  Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of Lenders, Lenders acknowledge and agree that only Agent may exercise any remedies arising by reason of a Default or Event of Default, including without limitation, bringing any suit for collection of any Note.

§12.4 Distribution of Collateral Proceeds.

In the event that, following the occurrence or during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the assets of Borrowers or any other Person liable with respect to the Obligations (including the Collateral), such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of, Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by Agent to protect or preserve the Collateral or in connection with the collection of such monies by Agent, for the exercise, protection or enforcement by Agent of all or any of the rights, remedies, powers and privileges of Agent under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to Agent against any taxes or liens which by law shall have, or may have, priority over the rights of Agent to such monies;

(b) Second, to all other Obligations in the following order:  (i) first to the payment of any fees or charges outstanding hereunder or under the other Loan Documents (excluding any Hedge Agreements), (ii) next to any accrued and outstanding Default Rate interest, (iii) next to any accrued and outstanding interest on the Loans, (iv) next on a pari passu basis, to any Outstanding principal on the Loans and Obligations under any Hedge Agreements in which the counterparty is a Lender or a Person that was a Lender at the time such Hedge Agreement was entered into, and (vii) last to any remaining Obligations in such order as the Required Lenders may determine; provided, however, that (A) in the event that any Lender shall have wrongfully failed or refused to make an advance under §2.4 or §2.5 and such failure or refusal shall be continuing, advances made by other Lenders during the pendency of such failure or refusal shall be entitled to be repaid as to principal and accrued interest in priority to the other Obligations described in this subsection (b), and (B) Obligations owing to Lenders such as interest, principal, fees and expenses, shall be made among such Lenders pro rata in accordance with their Commitment Percentages; and provided, further, that the Required Lenders may in their discretion make proper allowance to take into account any Obligations not then due and payable; and

(c) Third, the excess, if any, shall be returned to Borrowers or to such other Persons as are entitled thereto.

§13.           SETOFF

Regardless of the adequacy of any Collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch of where such deposits are held) or other sums credited by or due from Agent or any of Lenders to any of the Loan Parties and any securities or other property of the Loan Parties in the possession of Agent or any Lender may be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Loan Parties, as applicable, to such Lender.  Upon the occurrence and during the continuance of an Event Default, any Lender, including Agent, may, but shall not be obligated to freeze withdrawals from any account of any Loan Party held by such Lender.  Each Lender agrees with each other Lender that if such Lender shall receive from any Loan Party, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender any amount in excess of its ratable portion of the payments received by all of Lenders with respect to the Notes held by all of Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

§14.           THE AGENT

                              §14.1 Authorization.

Each of the Lenders hereby irrevocably appoints KeyBank to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by Agent.  The obligations of Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute Agent as a trustee or fiduciary for any Lender or to create any agency or fiduciary relationship.  Agent shall act as the contractual representative of Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Borrowers and any other Person shall be entitled to conclusively rely on a statement from Agent that it has the authority to act for and bind Lenders pursuant to this Agreement and the other Loan Documents.

§14.2 Employees and Agents.

Agent may exercise its rights and powers and execute any and all of its duties hereunder or under any other Loan Document by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents.  Agent and any such agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section shall apply to any such agent and to the Related Parties of Agent and any such agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.  Agent may utilize the services of such Persons as Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by Borrowers.

§14.3 No Liability.

Neither Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable to Lenders for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence.  Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  Agent may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

                            §14.4 No Representations.

Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.

Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in §27 and §12.4) or (ii) in the absence of its own gross negligence or willful misconduct.  Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Agent by Lead Borrower or any Lender.

Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Loan Parties, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any other of the Loan Documents.

Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by any Loan Party or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete.  Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to Lenders, with respect to the creditworthiness or financial condition of the Loan Parties or the value of the Collateral or any other assets of such Persons.

Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their Related Parties, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their Related Parties, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

§14.5 Payments.

(a) A payment by Borrower to Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender.  Agent agrees to distribute to each Lender not later than one (1) Business Day after Agent’s receipt of good funds, determined in accordance with Agent’s customary practices, such Lender’s pro rata share of payments received by Agent for the account of Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.

(b) If in the opinion of Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

(c) No Defaulting Lender shall be entitled to receive any fees otherwise due such Lender for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).  If Lead Borrower and Agent agree in writing that a Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Loan Parties while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

§14.6 Holders of Notes.

Subject to the terms of §18, Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

                             §14.7 Indemnity.

Lenders ratably agree hereby to indemnify and hold harmless Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (to the extent of any losses, damages, costs and expenses for which Agent has not been reimbursed by Borrowers as required by §15 or §16), and liabilities of every nature and character arising out of or related to this Agreement, the Notes or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by Agent’s willful misconduct or gross negligence.

§14.8 Agent as Lender.

In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to Lenders.

§14.9 Resignation.

Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof to Lenders and Lead Borrower.  Upon any such resignation, the Required Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent any Lender or any other bank whose senior debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.  Any such resignation shall be effective upon appointment and acceptance of a successor agent selected by the Required Lenders.  If no successor Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a bank whose debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P Corporation and which has a net worth of not less than $500,000,000, provided that if Agent shall notify Lead Borrower and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring

Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph.  Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to Lead Borrower.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder as Agent.  The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor.  After any retiring Agent’s resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for the benefit of such retiring Agent, its agents and their respective Related Parties in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

§14.10Duties in the Case of Enforcement.

In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, Agent may and shall, if (a) so requested by the Required Lenders and (b) Lenders have provided to Agent such additional indemnities and assurances against expenses and liabilities as Agent may reasonably request, proceed to enforce the provisions of the Security Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any other legal and equitable and other rights or remedies as it may have.  The Required Lenders may direct Agent in writing as to the method and the extent of any such exercise, Lenders hereby agreeing to indemnify and hold Agent harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that Agent need not comply with any such direction to the extent that Agent reasonably believes Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

§14.11Request for Agent Action.

Agent and Lenders acknowledge that in the ordinary course of business of Borrowers, Borrowers will sell or otherwise dispose of Collateral.  In connection with the foregoing, Lenders hereby expressly authorize and require Agent to and Agent shall (a) execute releases of Liens of Collateral in connection with dispositions permitted in this Agreement or in connection with any condemnation or other taking, (b) execute releases of any Borrower (other than NOC) all of the Assets of which, or Equity Interests in, are sold in accordance with §8.8(a)(viii) or (c) execute consents, approvals, or other agreements in form and substance reasonably satisfactory to Agent in connection with such other actions or agreements as may be desirable by Agent necessary in the ordinary course of each Borrower’s respective businesses.

§14.12 Removal of Agent.

The Required Lenders may remove Agent from its capacity as agent in the event of Agent’s willful misconduct or gross negligence.  Such removal shall be effective upon appointment and acceptance of a successor agent selected by the Required Lenders.  Any successor Agent must satisfy the conditions set forth in §14.9.  Upon the acceptance of any appointment as agent hereunder by a successor agent, such successor agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the removed Agent, and the removed Agent shall be discharged from all further duties and obligations as Agent under this Agreement and the Loan Documents (subject to Agent’s right to be indemnified as provided in the Loan Documents); provided that Agent shall remain liable to the extent provided herein or in the Loan Documents for its acts or omissions occurring prior to such removal or resignation.

§14.13 Bankruptcy.

In the event a bankruptcy or other insolvency proceeding is commenced by or against any Loan Party, Agent shall have the sole and exclusive right and duty to file and pursue a joint proof of claim on behalf of all Lenders.  Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings.

§15.           EXPENSES

Borrowers agree to pay (a) the reasonable and documented costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by Agent or any of Lenders, including any recording, documentary or intangibles taxes in connection with the Loan Documents, or other taxes payable on or with respect to the transactions contemplated by this Agreement (other than Excluded Taxes, except that Agent and Lenders shall be entitled to indemnification for any and all amounts paid by them in respect of taxes based on income or other taxes assessed by any State in which the Collateral is located, such indemnification to be limited to taxes due solely on account of the granting of Collateral under the Security Documents, including any such taxes payable by Agent or any of Lenders after the Closing Date (Borrowers hereby agreeing to indemnify Agent and each Lender with respect thereto), (c) all appraisal fees, engineer’s fees, charges of Agent for commercial finance exams and engineering and environmental reviews and the reasonable and documented fees, expenses and disbursements of Agent, Agent’s Special Counsel and any other counsel to Agent, counsel for KeyBank and any local counsel to Agent incurred in connection with the performance of due diligence and the preparation, negotiation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, the addition and release of Collateral, each closing hereunder, and amendments, modifications, approvals, consents, waivers or Collateral releases hereto or hereunder, (d) the reasonable fees, expenses and disbursements of Agent incurred by Agent in connection with the performance of due diligence, underwriting analysis, credit reviews and the preparation, negotiation, administration, syndication or interpretation of the Loan Documents and other instruments mentioned herein, credit and collateral evaluations, the release, addition or substitution of additional Collateral, (e) all reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees and costs, which attorneys may be employees of any Lender or Agent and the fees and costs of appraisers, engineers, investment bankers or other experts retained by any Lender or Agent) incurred by any Lender or Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Loan Parties or the administration thereof after the occurrence of a Default or Event of Default (including, without limitation, the cost of all lien searches and related costs and expenses in order specifically to identify the Collateral and the state of any Borrower’s title thereto), (ii) the sale of, collection from or other realization upon any of the Collateral, and (iii) the failure of the Loan Parties to perform or observe any provision of the Loan Documents, and (f) all reasonable fees, expenses and disbursements of Agent incurred in connection with Uniform Commercial Code searches and Uniform Commercial Code filings.  The covenants of this §15 shall survive payment or satisfaction of payment of amounts owing with respect to the Notes.

§16.           INDEMNIFICATION

Borrowers agree to indemnify and hold harmless Agent and Lenders and each director, officer, employee, agent and Person who controls Agent or any Lender (each such Person being called an “Indemnitee”) from and against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any leasing fees and any brokerage, finders or similar fees asserted against any Indemnitee based upon any agreement, arrangement or action made or taken, or alleged to have been made or taken, by any Loan Party, (b) any condition, use, operation or occupancy of the Collateral other than with respect to matters relating to the Collateral first occurring after Agent or its nominee acquires title to the Collateral by the exercise of its remedies, (c) any actual or proposed use by Borrowers of the proceeds of any of the Loans, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of any Borrower comprised in the Collateral, (e) the Loan Parties entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation by any Loan Party of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Collateral, or (g) with respect to any Loan Party and its assets, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by any Loan Party against any Indemnitee for bad faith breach of such Indemnitee’s obligations under this Agreement or the other Loan Documents, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claims as determined by a court of competent jurisdiction or (z) result from violation by any Indemnitee of any such Indemnitee’s internal policies or from a violation of laws, rules or regulations applicable to such Indemnitee’s operations.  In litigation, or the preparation therefor, the Indemnitees shall be entitled to select a single law firm as their own counsel and, in addition to the foregoing indemnity, Borrowers agree to pay promptly all court costs and other expenses of litigation incurred by the Indemnitees, including the reasonable fees and expenses of such counsel.  If, and to the extent that the obligations of Borrowers under this §16 are unenforceable for any reason, Borrowers hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.  There shall be specifically excluded from the foregoing indemnification any claims, actions, suits, liabilities, losses, damages and expenses arising from disputes among Lenders with respect to the Loans or the Loan Documents.  In the event that any such claims, actions, suits, liabilities, losses, damages and expenses involve both a dispute among Lenders and other matters covered by this indemnification provision,

Agent shall make a reasonable good faith allocation of all losses, damages and expenses incurred between Lenders’ dispute and the other matters covered by this indemnification provision, which allocation by Agent shall, absent manifest error, be final and binding upon the parties hereto.  All amounts payable by Borrowers pursuant to this Section shall constitute Obligations until paid in full by Borrowers.  The provisions of this §16 shall survive the repayment of the Loans and the termination of the obligations of Lenders hereunder.

§17.           SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of any Loan Party, pursuant hereto or thereto shall be deemed to have been relied upon by Lenders and Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans.  The indemnification obligations of Borrowers provided herein and the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of Lenders hereunder and thereunder to the extent provided herein and therein.

§18.           ASSIGNMENT AND PARTICIPATION

§18.1 Conditions to Assignment by Lenders.

(a) Each Lender shall have the right to assign, transfer, sell, negotiate, pledge or otherwise hypothecate this Agreement and any of its rights and security hereunder and under the other Loan Documents to any other Eligible Assignee with the prior written consent of Agent and with the prior written consent of Lead Borrower, which consents by Agent and Borrower shall not be unreasonably withheld, conditioned or delayed (provided that no consent of Lead Borrower shall be required if the Eligible Assignee is also a Lender or an Affiliate thereof or if an Event of Default then exists) and no consent of Agent shall be required if the Eligible Assignee is also a Lender or an Affiliate thereof; provided, however, that (i) the parties to each such assignment shall execute and deliver to Agent, for its approval and acceptance, an Assignment and Assumption Agreement in the form of Exhibit C attached hereto and made a part hereof (an “Assignment and Assumption Agreement”), (ii) each such assignment shall be of a constant, and not a varying, percentage of the assigning Lender’s rights and obligations under this Agreement, (iii) if the potential assignee is not already a Lender hereunder, at least fifteen

(15) Business Days prior to the settlement date of the assignment, the potential assignee shall deliver to Agent (A) the fully completed Patriot Act and OFAC forms attached as Exhibit D attached hereto and made a part hereof and such other information as Agent shall require to successfully complete Agent’s Patriot Act Customer Identification Process and OFAC Review Process, and (B) such information as shall be required to enable Agent to determine if the potential assignee is an Eligible Assignee, (iv) unless Agent and, so long as no Event of Default exists, Lead Borrower otherwise consent, the aggregate amount of the total Commitment of the assigning Lender being assigned pursuant to each such assignment shall in no event be less than $2,000,000, (iv) Agent shall receive from the assigning Lender a processing fee of $3,500, (vi) if the assignment is less than the assigning Lender’s entire interest in the Loans, the assigning Lender must retain at least a $3,000,000 Commitment.  Upon such execution, delivery, approval and acceptance, and upon the effective date specified in the applicable Assignment and Assumption Agreement, (a) the Eligible Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption Agreement, have the rights and obligations of a Lender hereunder and under the other Loan Documents, and Borrowers hereby agree that all of the rights and remedies of Lenders in connection with the interest so assigned shall be enforceable against Borrowers by an Eligible Assignee with the same force and effect and to the same extent as the same would have been enforceable but for such assignment provided that no assignment shall increase the Borrowers’ obligations under §4.4 or §4.9, (b) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Assumption Agreement, relinquish its rights and be released from its obligations hereunder and thereunder, and (c) Agent may unilaterally amend Schedule 1.1 to reflect such assignment.  For purposes of this paragraph, in connection with any assignment or simultaneous, multiple assignments by any Lender which is a fund to one or more of its Related Funds: (1) compliance with the minimum amounts for assigned Commitments and Loans, and for retained Commitments and Loans as hereinabove provided shall be determined in the aggregate for such assigning fund and any of its Related Funds that are or are to become Lenders as part of any assignment transaction or simultaneous, multiple assignment transactions; (2) after giving effect to such assignment or assignments, no such assignor or assignee fund in connection with a partial assignment of the assigning fund’s Commitment shall hold a Commitment of less than $3,000,000, and (3) only one processing fee shall be payable to Agent in connection with simultaneous, multiple assignment transactions.

(b) By executing and delivering an Assignment and Assumption Agreement, the assigning Lender thereunder and the Eligible Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) except as provided in such Assignment and Assumption Agreement, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished in connection therewith; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Loan Parties or the performance or observance by the Loan Parties of any of their obligations under any Loan Document or any other instrument or document furnished in connection therewith; (iii) such Eligible Assignee confirms that it has received a copy of this Agreement together with such financial statements, Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into the Assignment and Assumption Agreement and to become a Lender hereunder; (iv) such Eligible Assignee will, independently and without reliance upon Agent, the assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Eligible Assignee appoints and authorizes Agent to take such action as Agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; (vi) such Eligible Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

§18.2 Register.

Agent shall maintain a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of Lenders and the Commitment Percentages, of, and principal amount of (and interest on) the Loans owing to Lenders from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and Borrowers, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Borrowers and Lenders at any reasonable time and from time to time upon reasonable prior notice.

§18.3 New Notes.

Upon its receipt of an assignment executed by the parties to such assignment, together with each Note (if any) subject to such assignment, Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to Lead Borrower and Lenders (other than the assigning Lender).  Within five (5) Business Days after receipt of such notice, Borrowers, upon Lender’s request and at Lender’s expense, shall execute and deliver to Agent, in exchange for each surrendered Note, a new Note, to the order of such assignee in an amount equal to the amount assumed by such assignee pursuant to such assignment and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note, to the order of the assigning Lender in an amount equal to the amount retained by it hereunder.  Such new Notes shall provide that they are replacements for the surrendered Notes of the same category, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such assignment and shall otherwise be in substantially the form of the assigned Notes.  The surrendered Notes shall be canceled and returned to Borrowers.

§18.4 Participations.

Each Lender may sell participations to one or more banks or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to Borrowers, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or the Loan Documents, including, without limitation, the right to approve waivers, amendments or modifications, (c) such participant shall have no direct rights against the Loan Parties except the rights granted to Lenders pursuant to §13, and (d) such sale is effected in accordance with all applicable laws.

§18.5 Pledge by Lender.

Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to secure obligations of such Lender, including without limitation, (a) any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341,to any Federal Home Loan Bank or to any institution within the Farm Credit System, and (b) for any Lender that is a fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender including any trustee for, or any other representative of, such holders.  In addition, any Lender may, with the consent of Agent (which may be granted or withheld in Agent’s sole discretion) pledge all or any portion of its interests and rights under the Agreement (including all or any portion of its Note or Notes) to a Person approved by Agent.  Notwithstanding anything to the contrary contained herein, no pledge permitted pursuant to this Section or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§18.6 No Assignment by Borrowers.

Borrowers shall not assign or transfer any of their rights or obligations under any of the Loan Documents without the prior written consent of each of Lenders.

§18.7 Cooperation; Disclosure.

Borrowers agree to promptly cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment.  Borrowers agrees that in addition to disclosures made in accordance with standard lending practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder, subject to the provisions of §18.10.  Notwithstanding anything herein to the contrary, Agent and each Lender may disclose to any and all Persons, without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Agent or any Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans and transactions contemplated hereby.  In order to facilitate assignments to Eligible Assignees and sales to Eligible Assignees, Borrowers shall execute such further documents, instruments or agreements as Lenders may reasonably require.  In addition, Borrowers agree to cooperate fully with Lenders in the exercise of Lenders’ rights pursuant to this Section, including providing such information and documentation regarding the Loan Parties as any Lender or any potential Eligible Assignee or participant may reasonably request and, upon reasonable request of any such Lender, to meet with potential Eligible Assignees.

§18.8 Mandatory Assignment.

In the event (i) Borrowers request that certain amendments, modifications, consents or waivers be made to or under this Agreement or any of the other Loan Documents which request is approved by Agent or Required Lenders but is not approved by one or more of Lenders (any such non-consenting Lender shall hereafter be referred to as the “Non-Consenting Lender”), (ii) Borrowers become obligated to pay additional amounts to any Lender pursuant to §4.4 or §4.9, or any Lender gives notice of the occurrence of any circumstances described in §4.7 or §4.9, and in each case, such Lender has declined or is unable to designate a different lending office in accordance with §4.10, (iii) any Lender hereunder is a Defaulting Lender (any such Lender described in the foregoing clauses (i), (ii) or (iii) shall hereafter be referred to as an “Affected Lender”) then, within thirty (30) days after Lead Borrower’s receipt of notice of such disapproval by such Non-Consenting Lender, or, in the case of clause (ii) or (iii) above at any time after the occurrence of such event, Borrowers shall have the right as to such Affected Lender, to be exercised by delivery of written notice delivered to Agent and the Affected Lender, to elect to cause the Affected Lender to transfer its Loans and Commitments. Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages (not including the Commitment of the Affected Lender), of the Affected Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by Agent).  In the event that Lenders do not elect to acquire all of the Affected Lender’s Loans and Commitment, then Agent shall use commercially reasonable efforts to find a new Lender or Lenders to acquire such remaining Loans and Commitment.  Upon any such purchase of the Loans and Commitments of the Affected Lender, the Affected Lender’s interests in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender shall promptly execute and deliver any and all documents reasonably requested by Agent to surrender and transfer such interest, including, without limitation, an assignment and assumption agreement in the form attached hereto as Exhibit C and such Affected Lender’s original Note.  The purchase price for the Affected Lender’s Commitment shall equal any and all amounts outstanding and owed by Borrowers to the Affected Lender, including principal and all accrued and unpaid interest or fees, plus any applicable prepayment fees which would be owed to such Affected Lender if the Loans were to be repaid in full on the date of such purchase of the Affected Lender’s Commitment.  A Lender shall not be required to make any such transfer and assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such transfer and assignment cease to apply.

§18.9 Co-Agents.

Agent may designate any Lender to be a “Co-Agent”, an “Arranger” or similar title, but such designation shall not confer on such Lender the rights or duties of Agent.  Any such “Co-Agent” or “Arranger” shall not have any additional rights or obligations under the Loan Documents, except for those rights and obligations, if any, as a Lender.

§18.10 Treatment of Certain Information; Confidentiality.

Each of Agent and Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the Person disclosing such Information shall be liable for the failure to keep such information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or, with Lead Borrower’s consent, any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrowers and their obligations, (g) with the consent of Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than Borrowers.

§19.           NOTICES

Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”), but specifically excluding to the maximum extent permitted by law any notices of the institution or commencement of foreclosure proceedings, must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, or as expressly permitted herein, by telegraph, telecopy, telefax or telex, and, to the extent permitted by §23, email addressed as follows:

If to any Lender other than KeyBank, at the address set forth on the signature page for such Lender, and if to KeyBank or Agent:

KeyBank National Association
Healthcare Finance
WA 31-13-2313
1301 Fifth Avenue, 23rd Floor
P.O. Box 90
Seattle, WA 98111-0090
Attention:  Vice President and Manager
Facsimile:  (206) 343-6843

with a copy to:

KeyBank National Association
Healthcare Finance
Mail Code: OH-01-51-0311
4910 Tiedeman Road
Brooklyn, Ohio 44144
Attention:  Healthcare Finance Servicing Manager
Facsimile:  (216) 357-6383

and:

KeyBank National Association
1200 Abernathy Road, Suite 1550
Atlanta, Georgia 30328
Attention:  Paul Di Vito
Facsimile:  (770) 510-2195

with a copy to:

Agent’s Special Counsel:

Bryan Cave LLP
1201 West Peachtree Street, NW
14th Floor
Atlanta, Georgia 30309-3488
Attention: F. Donald Nelms, Jr.
Facsimile: (404) 572-6999

and

if to Borrowers:

Nurse on Call, Inc.
1926 10th Avenue North
Suite 400
Lake Worth, FL 33461
Attention: President

with a copy to:

Perkins Coie LLP
1201 Third Avenue
Suite 4800
Seattle, WA 98101
Attention: James D. Gradel

and

if to Guarantors:

c/o Emeritus Corporation
3131 Elliott Avenue #500
Seattle, WA 98121
Attention: Eric Mendelsohn

with a copy to:

Perkins Coie LLP
1201 Third Avenue
Suite 4800
Seattle, WA 98101
Attention: James D. Gradel

and to each other Lender which may hereafter become a party to this Agreement at such address as may be designated by such Lender.  Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid.  The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt.  Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent.  By giving at least fifteen (15) days prior Notice thereof, a Borrower, a Guarantor, a Lender or Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

§20.           RELATIONSHIP

Neither Agent nor any Lender has any fiduciary relationship with or fiduciary duty to any Loan Party arising out of or in connection with the Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and Borrowers is solely that of a lender and borrower, and between each Lender and any Guarantor is solely that of a lender and guarantor, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, or any other relationship other than lender and borrower, or lender and guarantor (as the case may be).  In addition, each of the Loan Parties agrees that notwithstanding any other relationship that KeyBank or any affiliate thereof may have with Borrowers or any other Loan Parties or their respective Subsidiaries and Affiliates, in any proceeding relating to the Loan Parties, under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar proceeding, no Loan Party will challenge Lenders’ right to receive payment of the Obligations as a creditor of the Loan Parties on the grounds of the equitable subordination principles contained in §510 of the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as from time to time amended, or any similar provision under any applicable law.  The covenants contained in this §20 are a material consideration and inducement to Lenders to enter into the Agreement.

§21.           GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE

THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, ARE CONTRACTS UNDER THE LAWS OF THE STATE OF OHIO AND SHALL FOR ALL

PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SUCH STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW), AND ANY AND ALL MATTERS IN DISPUTE BETWEEN THE PARTIES TO THIS AGREEMENT ARISING FROM OR RELATING TO THE SUBJECT MATTER HEREOF SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OHIO.  EACH OF THE LOAN PARTIES AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF OHIO OR ANY FEDERAL COURT SITTING IN THE CITY OF CLEVELAND, OHIO AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON BORROWERS AND THE OTHER LOAN PARTIES (IF ANY) BY MAIL AT THE ADDRESS SPECIFIED IN §19.  EACH OF THE LOAN PARTIES HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

§22.           HEADINGS

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§23.           COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

(a) Counterparts; Integration; Effectiveness.  This Agreement and any amendment hereof may be executed in several counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute one instrument.  In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.  This Agreement and the other Loan Documents, any separate letter agreements with respect to fees payable to Agent (including the Agreement Regarding Fees) and any provisions of any commitment letter or similar letter relating to the transactions contemplated by this Agreement that expressly survive the Closing Date, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in §10, this Agreement shall become effective when it shall have been executed by Agent and when Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed

(c) signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(d) Electronic Communication.  Notices and other communications to Agent and Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 4 if such Lender has notified Agent that it is incapable of receiving notices under such Article by electronic communication.  Agent or any Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

§24.           ENTIRE AGREEMENT, ETC.

The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby.  Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

§25.           WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER, EACH OF THE OTHER LOAN PARTIES, AGENT AND EACH LENDER HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER

OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.  EXCEPT TO THE EXTENT EXPRESSLY PROHIBITED BY LAW, EACH LOAN PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  EACH LOAN PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25.  EACH LOAN PARTY ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §25 WITH ITS LEGAL COUNSEL AND THAT SUCH LOAN PARTY AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.

§26.           DEALINGS WITH THE BORROWERS

The Lenders and their affiliates may accept deposits from, extend credit to and generally engage in any kind of banking, trust or other business with Borrowers, or any of its Affiliates regardless of the capacity of the Lender hereunder.

§27.           CONSENTS, AMENDMENTS, WAIVERS, ETC.

Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by Borrowers or any other Loan Party of any terms of this Agreement or such other Loan Document or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders.  Notwithstanding the foregoing provisions of this Section:

(a) none of the following may occur without the written consent of each affected Lender:

(i) a decrease in the rate of interest on the Notes;

(ii) an increase in the amount of the Commitments of Lenders;

(iii) a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon or fee payable under the Loan Documents (other than in connection with the imposition or rescission of the Default Rate);

(iv) a decrease in the amount of any fee payable to a Lender hereunder;

(v) the release of any Borrower, any Guarantor or any of the Collateral except as otherwise provided herein;

                                              (vi) a change to this §27;

(vii) any postponement of any date fixed for any payment of principal of or interest on, or fees in respect of, the Loans;

(viii) any change in the manner of distribution of any payments to Lenders or Agent;

(ix) an amendment of the definitions of Required Lenders or of any requirement for consent by all of Lenders; or

(x) an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of Lenders or the Required Lenders to require a lesser number of Lenders to approve such action.

(b) Other Consents.  No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:

(i) increase the Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender;

(ii) increase the aggregate Commitments over the amount thereof then in effect without the consent of the Required Lenders;

(iii) waive any condition precedent to the initial Loans on the Closing Date, for which it is expressly provided in such Section that satisfaction of such condition is to be acceptable to or approved by Agent, without the consent of Agent, and in any such event it shall not be necessary to obtain the consent of any other Lender to such waiver; or

(iv) amend, modify, terminate or waive the amount or timing of payment of any fee payable to Agent for its own account, any provision of §14 as the same applies to Agent, or any other provision hereof as the same applies to the rights or obligations of Agent, in each case without the consent of Agent.

No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.  No course of dealing or delay or omission on the part of Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  No notice to or demand upon Borrowers or any other Loan Party shall entitle Borrowers or any other Loan Party to other or further notice or demand in similar or other circumstances. In the event any Lender fails to expressly grant or deny any consent, amendment or waiver sought under this Agreement within ten (10) days of a written request therefor submitted by Agent or Agent’s Special Counsel, such Lender shall be deemed to have granted to Agent an irrevocable proxy with respect to such specific matter.  The right of any Lender to consent under subsections (a) and (b) of this §27 shall not apply to a Defaulting Lender, except for purposes of subsection (b)(i) of this §27.

§28.           SEVERABILITY

The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§29. NO UNWRITTEN AGREEMENTS; NO STRICT CONSTRUCTION

THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.  THE PARTIES HAVE PARTICIPATED JOINTLY IN THE NEGOTIATION AND DRAFTING OF THE LOAN DOCUMENTS.  IN THE EVENT OF AN AMBIGUITY OR QUESTION OF INTENT OR INTERPRETATION ARISES, THE LOAN DOCUMENTS SHALL BE CONSTRUED AS IF DRAFTED JOINTLY BY THE PARTIES THERETO AND NO PRESUMPTION OR BURDEN OF PROOF SHALL ARISE FAVORING OR DISFAVORING ANY PARTY BY VIRTUE OF THE AUTHORSHIP OF ANY PROVISION THEREOF.

§30.           ACKNOWLEDGMENT OF INDEMNITY OBLIGATIONS

BORROWERS HEREBY ACKNOWLEDGE THAT THIS AGREEMENT CONTAINS INDEMNITY OBLIGATIONS OF THE BORROWERS.

§31.           REPLACEMENT OF NOTES

Upon receipt of evidence reasonably satisfactory to Borrowers of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Borrowers or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, Borrowers will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

§32.           TIME IS OF THE ESSENCE

Time is of the essence with respect to each and every covenant, agreement and obligation of the Loan Parties under this Agreement and the other Loan Documents.

§33.           RIGHTS OF THIRD PARTIES

This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of Borrowers, Guarantors, Lenders and Agent, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  All conditions to the performance of the obligations of Agent and Lenders under this Agreement, including the obligation to make Loans, are imposed solely and exclusively for the benefit of Agent and Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Agent and Lenders will refuse to make Loans in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Agent and Lenders at any time if in their sole discretion they deem it desirable to do so.

§34.           GUARANTY

§34.1 The Guaranty.

(a) Each of Guarantors hereby jointly and severally guarantees to Agent for the benefit of the Lenders and each of the holders of the Obligations, as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations (the “Guaranteed Obligations”) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.  Guarantors hereby further agree that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

(b) Notwithstanding any provision to the contrary contained herein, in any other of the Loan Documents or other documents relating to the Obligations, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the United States Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States from time to time in effect and affecting the rights of creditors generally (collectively, “Debtor Relief Laws”) or any comparable provisions of any applicable state law.

§34.2 Obligations Unconditional.

The obligations of Guarantors under §34.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, compromise, release, impairment or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this §34.2 that the obligations of

Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against any Borrower or any other Guarantor for amounts paid under this §34 until such time as the Obligations have been irrevocably paid in full and the commitments relating thereto have expired or been terminated.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents, or other documents relating to the Guaranteed Obligations or any other agreement or instrument referred to therein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Guaranteed Obligations, or any other agreement or instrument referred to therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, Agent or any of the holders of the Guaranteed Obligations as security for any of the Guaranteed Obligations shall fail to attach or be perfected; or

(e) any of the Guaranteed Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest notice of acceptance of the guaranty given hereby and of Loans that may constitute obligations guaranteed hereby, notices of amendments, waivers and supplements to the Loan Documents and other documents relating to the Guaranteed Obligations, or the compromise, release or exchange of collateral or security, and all notices whatsoever, and any requirement that Agent or any holder of the Guaranteed Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other documents relating to the Guaranteed Obligations or any other agreement or instrument referred to therein, or against any other Person under any other guarantee of, or security for, any of the Obligations.

                              §34.3 Reinstatement.

Neither Guarantors’ obligations hereunder nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of any Borrower or any other Guarantor, by reason of any Borrower’s or any other Guarantor’s bankruptcy or insolvency or by reason of the invalidity or unenforceability of all or any portion of the Guaranteed Obligations.  The obligations of Guarantors under this §34 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed

Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings pursuant to any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify Agent and each holder of Guaranteed Obligations on demand for all reasonable out-of-pocket costs and expenses (including all reasonable fees, expenses and disbursements of any law firm or other outside counsel incurred by the Agent) incurred by Agent or such holder of Guaranteed Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

§34.4 Certain Waivers.

Each Guarantor acknowledges and agrees that (a) the guaranty given hereby may be enforced without the necessity of resorting to or otherwise exhausting remedies in respect of any other security or collateral interests, and without the necessity at any time of having to take recourse against Borrower or any other Guarantor hereunder or against any collateral securing the Guaranteed Obligations or otherwise, (b) it will not assert any right to require the action first be taken against Borrowers or any other Person (including any co-guarantor) or pursuit of any other remedy or enforcement any other right, and (c) nothing contained herein shall prevent or limit action being taken against any Borrower or any other Guarantor hereunder, under the other Loan Documents or the other documents and agreements relating to the Guaranteed Obligations or from foreclosing on any security or collateral interests relating hereto or thereto, or from exercising any other rights or remedies available in respect thereof, if none of Borrowers nor Guarantors shall timely perform their obligations, and the exercise of any such rights and completion of any such foreclosure proceedings shall not constitute a discharge of Guarantors’ obligations hereunder unless as a result thereof, the Guaranteed Obligations shall have been paid in full and the commitments relating thereto shall have expired or been terminated, it being the purpose and intent that Guarantors’ obligations hereunder be absolute, irrevocable, independent and unconditional under all circumstances.

§34.5 Remedies.

Guarantors agree that, to the fullest extent permitted by Law, as between Guarantors, on the one hand, and Agent and the holders of the Guaranteed Obligations, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in §12.1 (and shall be deemed to have become automatically due and payable in the circumstances provided in §12.1) for purposes of §34.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Guaranteed Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by Guarantors for purposes of §34.1.  Guarantors acknowledge and agree that if the Guaranteed Obligations are secured pursuant to the terms of the Security Documents, the holders of the Guaranteed Obligations may exercise their remedies thereunder in accordance with the terms thereof.

                           §34.6 Rights of Contribution.

Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Guarantor shall have a right of contribution from each other Guarantor in accordance with applicable law.  Such contribution rights shall be subordinate and subject in right of payment to the Guaranteed Obligations until such time as the Guaranteed Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated, and none of Guarantors shall exercise any such contribution rights until the Guaranteed Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated.

                         §31.7 Guaranty of Payment; Continuing Guaranty.

The guarantee in this §34 is a guaranty of payment and not of collection, and is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first set forth above.

BORROWERS: NURSE ON CALL, INC., NURSE-ON-CALL OF SOUTH FLORIDA, INC., “NURSE-ON-CALL” HOMECARE, INC., NURSE-ON-CALL OF BROWARD, INC., UNITY HOME HEALTH SERVICES, INC. and NURSE ON CALL OF TEXAS, INC.
By: /s/ Dale Clift Name: Dale Clift Title: President and Chief Executive Officer

[SIGNATURES CONTINUED ON FOLLOWING PAGES]

Term Credit Agreement

[Execution of Term Loan Credit Agreement Continued]
GUARANTORS:
HOME HEALTH CARE HOLDINGS, LLC By: /s/ Mark A. Finkelstein Name: Mark A. Finkelstein Title: Manager

EMERICARE NOC LLC By: /s/ Mark A. Finkelstein Name: Mark A. Finkelstein Title: Executive Vice President-Corporate Development , General Counsel and Corporate Secretary

EMERITUS PROPERTIES III, INC. By: /s/ Mark A. Finkelstein Name: Mark A. Finkelstein Title: Executive Vice President-Corporate Development , General Counsel and Corporate Secretary

EMERITUS CORPORATION By: /s/ Mark A. Finkelstein Name: Mark A. Finkelstein Title: Executive Vice President-Corporate Development , General Counsel and Corporate Secretary

[SIGNATURES CONTINUED ON FOLLOWING PAGES]

Term Credit Agreement

[Execution of Term Loan Credit Agreement Continued]

KEYBANK NATIONAL ASSOCIATION, as a Lender and as Agent By:/s/ Bellini Lacey Name: Bellini Lacey Title: Vice President

[SIGNATURES CONTINUED ON FOLLOWING PAGES]

Term Credit Agreement

[Execution of Term Loan Credit Agreement Continued]

Cadence Bank, N.A. as a Lender By: /s/ William Crawford Name: William Crawford Title: Senior Vice President

2100 3rd Ave. North
Suite 1100
Birmingham AL 35203
Attn:                      April Boswell
Fax:

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

Term Credit Agreement

ACKNOWLEDGEMENT AND CONSENT
REGARDING FINANCIAL COVENANTS

1.      Reference is hereby made to the following guaranties (the “Existing Guaranties”):

(a)           Unconditional Payment Guaranty dated November 30, 2010 executed by Emeritus Corporation for the benefit of KeyBank National Association with respect to loans to Emerichenal LLC, Emericlear LLC and Emerimand LLC pursuant to a Loan Agreement dated November 30, 2010.

(b)           Payment Guaranty dated October 27, 2011 executed by Emeritus Corporation for the benefit of KeyBank National Association with respect to loans to Emerihrt Bloomsburg LLC, Emerihrt Roanoke LLC, Emerihrt Creekview LLC, Emerihrt Danville LLC, Emerichip Stockton LLC, Emerichip Walla Walla LLC, Emerihrt Greensboro LLC, Emerihrt Harrisburg LLC, Emerihrt Harrisonburg LLC, Emerichip Phoenix LLC, Emerihrt Ravenna LLC, PHNTUS LO Joliet SCU LLC, Emerihrt Henderson LP, Emerihrt Medical Center LP, Emerihrt Oakwell Farms LP and Emerihrt Stonebridge Ranch LP pursuant to a Loan Agreement dated October 27, 2011.

2.      The undersigned hereby acknowledge that the “ESC Financial Covenants” set forth in §9.2 of the foregoing Term Credit Agreement with respect to Fixed Charge Coverage Ratio and Liquid Assets (the “Liquidity and FCCR Covenants”) conflict with similar covenants contained in the Existing Guaranties.

3.      The undersigned hereby consent and agree that the Existing Guaranties are hereby modified to conform the Liquidity and FCCR Covenants set forth in the Guaranties to the Liquidity and FCCR Covenants set forth in §9.2 of the foregoing Term Credit Agreement.

4.      All other terms and provisions of the Existing Guaranties are and shall remain in full force and effect.  Emeritus Corporation hereby restates, renews and reaffirms its obligations under the Existing Guaranties.

[Execution on Following Pages]

IN WITNESS WHEREOF, the undersigned have executed this Acknowledgement and Consent as of the date of the foregoing Term Credit Agreement.

EMERITUS CORPORATION
By: /s/ Mark A. Finkelstein Name: Mark A. Finkelstein Title: Executive Vice President-Corporate development, General Counsel and Corporate Secretary

EMERICHENAL LLC
By: /s/ Mark A. Finkelstein Name: Mark A. Finkelstein Title: Executive Vice President-Corporate development, General Counsel and Corporate Secretary

EMERICLEAR LLC and EMERIMAND LLC
By: Summerville Senior Living, Inc., sole member
By: /s/ Mark A. Finkelstein Name: Mark A. Finkelstein Title: Executive Vice President-Corporate development, General Counsel and Corporate Secretary

EMERIHRT BLOOMSBURG LLC,
EMERIHRT ROANOKE LLC,
EMERIHRT CREEKVIEW LLC,
EMERIHRT DANVILLE LLC,
EMERICHIP STOCKTON LLC,
EMERICHIP WALLA WALLA LLC,
EMERIHRT GREENSBORO LLC,
EMERIHRT HARRISBURG LLC,
EMERIHRT HARRISONBURG LLC,
EMERICHIP PHOENIX LLC,
EMERIHRT RAVENNA LLC, and
PHNTUS LO JOLIET SCU LLC

By: Emeritus Corporation, sole member
By: /s/ Mark A. Finkelstein Name: Mark A. Finkelstein Title: Executive Vice President-Corporate development, General Counsel and Corporate Secretary

[Execution Continued on Following Page]

EMERIHRT HENDERSON LP, EMERIHRT MEDICAL CENTER LP, EMERIHRT OAKWELL FARMS LP, and EMERIHRT STONEBRIDGE RANCH, LP
By: ESC G.P. II, Inc., general partner
By:/s/ Eric Mendelsohn Name: Eric Mendelsohn Title: Senior Vice President-Corporate Development

KEYBANK NATIONAL ASSOCIATION
By:/s/ Bellini Lacey Name: Bellini Lacey Title: Vice President